Exhibit 10.11

Execution Copy

LICENSE AGREEMENT

between

OPTINOSE AS

and

AVANIR PHARMACEUTICALS, INC.

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is entered into on July 1, 2013 (the “Effective Date”) between OptiNose AS, a Norwegian corporation, company registration number 982483131, with its principal place of business at Austliveien 1, 0751 Oslo, Norway, and its postal address at Pb 288 Roa, 0702 Oslo, Norway (“OptiNose”), and Avanir Pharmaceuticals, Inc., a Delaware corporation, with offices at 20 Enterprise, Suite 200, Aliso Viejo, CA 92656, U.S.A. (“Avanir”). OptiNose and Avanir are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, OptiNose is a pharmaceutical company with expertise in improving the delivery of pharmaceutical products through the nasal cavity through the research and development of nasal delivery devices;

WHEREAS, Avanir is a pharmaceutical company having the capability to develop, obtain regulatory approval for, manufacture, distribute, market and sell such products;

WHEREAS, OptiNose has developed a breath-powered nasal delivery device for the delivery of, among other products, powder formulations of a triptan, and owns certain patents, know-how and other intellectual property related to such product;

WHEREAS, Avanir desires to obtain an exclusive license to such patents, know-how and other intellectual property in order to develop further and commercialize the Product in the Licensed Territory (each, as defined below), and OptiNose desires to grant such license to Avanir, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article I
DEFINITIONS; INTERPRETATION

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1                               “Affiliate” means, with respect to a particular Party, a person, corporation, or other business entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party, as the case may be. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means: (a) to possess, directly or indirectly, the affirmative power to direct or cause the direction of the management and policies of such person, corporation, or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect ownership of fifty percent (50%) or more of the voting share capital of such person, corporation or other business entity.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.2                               “Annual Net Sales” means the total Net Sales of Products sold by Avanir, its Affiliates and/or sublicensees in the Licensed Territory for each twelve (12) consecutive month period commencing with the first day of the calendar month in which the First Commercial Sale occurs or the anniversary of such date, as applicable.

1.3                               “Commercially Reasonable Efforts” means the level of efforts and resources consistent with the efforts and resources expended by [***].

1.4                               “Confidential Information” means, with respect to a Party, all Information of such Party or its Affiliates that is provided to the other Party or its Affiliate pursuant to this Agreement. All Information disclosed by either Party or its Affiliates to the other Party or its Affiliates pursuant to the Confidential Disclosure Agreement between the Parties dated September 20, 2012 (the “Confidentiality Agreement”), shall be deemed to have been disclosed under this Agreement on a going-forward basis and shall be subject to the terms of Article 12 from and after the Effective Date.

1.5                               “Contract Year” means each twelve (12) consecutive month period beginning with the first day of the calendar month in which the First Commercial Sale occurs, or the anniversary of such date, as applicable.

1.6                               “Control” means, with respect to any material, Information, or intellectual property right, that a Party or its Affiliate owns or has a license to such material, Information, or intellectual property right, and has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would first be required hereunder to grant to the other Party such access, license or sublicense.

1.7                               “Device” means a nasal device used for the delivery of pharmaceutical products in a powder or liquid formulation and that is covered by an OptiNose Patent listed on Exhibit 1.28.

1.8                               “Device Improvement” means any discoveries or inventions, whether or not patentable, developed by [***] in exercising its rights or performing its obligations under this Agreement, to the extent [***].

1.9                               “FDA” means the U.S. Food and Drug Administration, or its successor.

1.10                        “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.11                        “First Commercial Sale” shall mean the date of the first sale for end use or consumption of the first Product in any country of the Licensed Territory.

1.12                        “Fiscal Quarter” means a consecutive three (3) calendar month period during a Fiscal Year starting on either October 1, January 1, April 1 or July 1, as the case may be.

1.13                        “Fiscal Year” means each consecutive twelve (12) month period commencing on October 1 of each calendar year and ending on September 30 of the calendar year thereafter.

1.14                        “Generic Product” means a product that: (a) has been deemed by the FDA to be [***] to the Product by virtue of [***] or any other product that has been deemed by the FDA (or other applicable Governmental Authority in a particular country of the Licensed Territory) to be [***] and (b) [***].

1.15                        “Governmental Authority” means any federal, state, local, municipal or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), including any Regulatory Authority.

1.16                        “Head to Head Trial” means the OPN-SUM-MIG-3302 Phase III clinical trial for the Product ongoing as of the Effective Date, under the protocol entitled, “Efficacy and Safety of 20 mg Sumatriptan Powered

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Delivered Intranasaly with the Bi-Directional Device compared with 100 mg Sumatriptan Tablets in Adults with Acute Migraine with or without Aura.”

1.17                        “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated hereunder; or (b) an equivalent application to a Regulatory Authority in any jurisdiction outside the U.S., the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.18                        “Information” means any data, results, technology, business information, financial information and other proprietary information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), Regulatory Materials, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, research, preclinical and clinical test data (including original patient report forms, investigator reports, clinical protocols, statistical analyses, expert opinions and reports)), manufacturing data (including analytical and quality control data, stability data, other study data and procedures and other chemistry, manufacturing and control (CMC) data), safety or other adverse reaction files and complaint files, presentations and papers from academic meetings or market research, in each case, together with all supporting data and raw source data; provided, however, Information shall exclude any and all patient specific and other similar data to the extent such exclusion is required by applicable privacy laws (in which case such Information shall be treated confidentially in accordance with applicable privacy laws).

1.19                        “Lawful Entry” means the commercial launch of a Generic Product following Regulatory Approval of such Generic Product; provided that, (i) such commercial launch or other availability of the Generic Product is not [***], or (ii) [***]; and provided further that in each of (i) and (ii), such Generic Product [***].

1.20                        “Laws” means all laws, statutes, rules, regulations, and ordinances of any multi-national, federal, state, local or municipal subdivision, including laws and regulations promulgated by Regulatory Authorities relating to the development, manufacture, testing and/or commercialization of pharmaceutical products.

1.21                        “Licensed Territory” means the United States, Canada and Mexico.

1.22                        “Marketing Approval Application” or “MAA” means an NDA submitted to (and the submission of which has been accepted for substantive review by) the FDA in the United States or a corresponding application for approval to sell a Product that has been   submitted to (and the submission of which has been accepted for substantive review by) a Regulatory Authority in any other jurisdiction.

1.23                        “NDA” means a New Drug Application (or its equivalent), as defined in the FD&C Act.

1.24                        “Net Sales” means the gross amounts invoiced by Avanir, its Affiliates and/or sublicensees, as the case may be, for sales of Products to Third Party customers, less reasonable and customary deductions for the following items incurred, allowed, paid or accrued, as determined in accordance with generally accepted accounting principles in the United States (“GAAP”), applied on a consistent basis by Avanir, its Affiliate or sublicensee, as applicable:

(a)                                 [***];

(b)                                 [***];

(c)                                  [***]; and

(d)                                 [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Notwithstanding the foregoing, [***]. If a sale or other disposition with respect to Products is not at arm’s length, then the Net Sales from such sale or other disposition shall be [***].

1.25                        “OptiNose Additional Intellectual Property” means, subject to Section 9.7, any industrial designs, works of authorship, and copyrights Controlled by OptiNose or any of its Affiliates as of the Effective Date or during the Term that are necessary or reasonably useful for the research, development, use, manufacture, sale or other commercialization of the Product or Device.

1.26                        “OptiNose IP” means, collectively, the OptiNose Patents, OptiNose Know-How, OptiNose Trademarks, and OptiNose Additional Intellectual Property.

1.27                        “OptiNose Know-How” means, subject to Section 9.7, all Information (including trade secrets) Controlled by OptiNose or any of its Affiliates as of the Effective Date or during the Term necessary or reasonably useful for the research, development, use, manufacture, sale or other commercialization of the Device or a Product. OptiNose shall, within [***] of the Effective Date, provide Avanir with a schedule listing material, tangible OptiNose Know-How. For clarity, OptiNose Know-How shall include all Device Improvements other than Device Improvements covered by or claimed in an OptiNose Patent.

1.28                        “OptiNose Patent” means, subject to Section 9.7, all Patents Controlled by, OptiNose or any of its Affiliates as of the Effective Date or during the Term that cover or claim a Product and/or Device, including those Patents listed on Exhibit 1.28, together with all divisionals, substitutions, registrations, re-examinations, additions, continuations, continuations-in-part, reissues, renewals and Patent Term Extensions of or to any of the foregoing. For clarity, OptiNose Patents shall include any Patents Controlled by OptiNose or any of its Affiliates that cover or claim a Device Improvement.

1.29                        “OptiNose Trademarks” means, subject to Section 9.7, any, whether domestic or foreign, trademarks, service marks, and trade names Controlled by OptiNose or any of its Affiliates as of the Effective Date or during the Term that are used (or required to be used) in connection with the Device or a Product in the Licensed Territory, including those trademarks, service marks and trade names listed on Exhibit 1.29 (the “Existing OptiNose Trademarks”).

1.30                        “Out-of-Pocket Expenses” means amounts paid by a Party (or its Affiliate) to Third Party vendors or contractors, for services or materials provided by them directly in their performance of activities reflected in the Development Plan, to the extent the amounts paid for such services or materials are specified in Exhibit 4.5(a) attached to this Agreement. For clarity, Out-of-Pocket Expenses do not include payments for salaries or benefits, facilities, utilities, general office supplies, insurance, information technology, and other general administrative costs of a Party or its Affiliate.

1.31                        [***]

1.32                        [***]

1.33                        “Patent Term Extension” means any term extensions, supplementary protection certificates, and equivalents thereof offering patent or patent-like protection beyond the initial term with respect to any issued Patents.

1.34                        “Patents” means, whether domestic or foreign: (a) any patent applications, issued patents, utility models and designs and inventor’s certificates; and (b) all divisionals, substitutions, registrations, re-examinations, additions, continuations, continuations-in-part, reissues, renewals and Patent Term Extensions of or to any of the foregoing.

1.35                        “Product(s)” means any products or product candidates developed by or under the authority of a Party or any of its Affiliates as of the Effective Date or during the Term consisting of a formulation that contains as its sole active ingredient a compound within the class of compounds known as triptans, including any salt,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

polymorphic or amorphous form of such a compound, that is delivered in a nasal delivery device; [***]. For purposes of the foregoing, the class of compounds known as triptans includes the compounds known as of the Effective Date as the following: Sumatriptan, [***]. Solely for the purposes of clause (i) of Section 2.3(a), a “Product” shall also include products or product candidates consisting of [***].

1.36                        “Product Complaint” means any written, oral or electronic expression of dissatisfaction regarding a Product, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.37                        “Regulatory Approval” means all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the development, manufacture, marketing, import or sale of a Product in a given country or regulatory jurisdiction.

1.38                        “Regulatory Authority” means the FDA or any applicable Governmental Authority in a jurisdiction outside the United States with similar regulatory authority in such jurisdiction.

1.39                        “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority or other Governmental Authority in the Licensed Territory, other than an issued and unexpired Patent, including any regulatory data protection exclusivity.

1.40                        “Regulatory Materials” means all INDs, Marketing Approval Applications, Regulatory Approvals, applications for pricing approvals and other regulatory applications, submissions, notifications, communications, correspondence, and/or filings made to, received from or otherwise conducted with a Regulatory Authority (including minutes of meeting with Regulatory Authorities and any Product package insert) that are necessary or reasonably useful in connection with, or otherwise pertain specifically to, the development, manufacture, marketing, sale or other commercialization of the Product in the Licensed Territory.

1.41                        “Successful Completion of the Head to Head Trial” means that pursuant to the statistical analysis plan determined pursuant to Section 4.3(a) at least one of the criteria set forth below in items (i) through (iv) has been satisfied and item (v) has been satisfied:

(i)                                     [***]

(ii)                                  [***]

(iii)                               [***]

(iv)                              [***]

(v)                                 [***]

1.42                        “Third Party” means any person, corporation or other business entity, other than OptiNose or Avanir or their respective Affiliates.

1.43                        “United States” or “U.S.” means the United States of America and its possessions and territories, including Puerto Rico.

1.44                        “Valid Claim” means an issued and unexpired claim of Patent, or a claim of a pending patent application, included in the OptiNose Patents within the Licensed Territory that: (a) has not been held unpatentable, invalid or unenforceable by a court or other Governmental Authority of competent jurisdiction in a decision from which no appeal can be or has been taken; and (b) which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise. Notwithstanding the foregoing, if a claim of a pending patent application within the OptiNose Patents has not issued as a claim of a patent within [***] after the filing date from which such claim takes priority, such claim shall not be a Valid Claim for the purposes of this Agreement,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to (a) and (b) above).

1.45                        “Wind-Down Period” means the period commencing on the termination of this Agreement in its entirety and ending [***] thereafter.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.46                        Additional Definitions. Each of the following terms shall have the meaning described in the corresponding Section of this Agreement indicated below:

Term	Section
Acquiring Entities	9.7
Acquisition	9.7
Avanir Assumed Patent	9.2(b)
Avanir Indemnitees	11.1
Avanir Trademarks	9.6
[***]	[***]
Claims	11.1
Committee	3.4
Consultants	Exhibit 4.5(b)
Cost Sharing Commencement Date	Exhibit 4.5(b)
Current Clinical Studies and Activities	4.3(a)
[***]	[***]
Debarred Person	10.3(l)
Development Milestone	8.2(a)
Development Plan	4.1(a)
Development Plan Budget	Exhibit 4.5(b)
Device-Specific Regulatory Materials	5.4(b)
[***]	[***]
Escalation Notice	3.6
HSR Act	10.2(p)
HSR Rules	10.2(p)
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.3(a)
Infringer	9.3(a)
JAMS	14.3(b)
Joint Development Committee / JDC	3.2(a)
Joint Development Costs	Exhibit 4.5(b)
Joint Intellectual Property Committee / JIPC	3.3
Joint Steering Committee / JSC	3.1(a)
Liabilities	11.1
OptiNose Indemnitees	11.2
OptiNose Style Guide	6.3
Patent Challenge	13.2(b)
Product Launch Plan	6.2(a)
Prosecution and Maintenance	9.2(c)
Royalty	8.3(a)
Royalty Report	8.3(b)(i)
Royalty Term	8.3(d)
Rules	14.3(b)
Sales Milestone	8.2(b)
Supply Agreement	7.4
Supply Transition Date	7.1
Supply Transition Period	2.1(b)
Supply Transition Plan	7.1
Tax residence Certificate	8.4(b)
Term	13.1
Third Party Agreements	10.3(a)
Third Party Infringement Actions	9.4

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.47                        Interpretation.

Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless the context clearly requires otherwise, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation,” whether or not such additional words are written; (ii) the word “or” shall have its inclusive meaning of “and/or” except when paired as “either/or”; (iii) the word “day” or “quarter” or “year” means a calendar day or calendar quarter or calendar year; (iv) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (v) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement (including the Exhibits hereto); (vi) provisions that require that a Party, the Parties or a Committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; (ix) the word “will” shall be construed to have the same meaning and effect as the word “shall;” and (x) references to any specific Law, article, section or other division thereof, shall be deemed to include the then current amendments thereto or any replacement thereof.

Article II
LICENSES AND TECHNOLOGY TRANSFER

2.1                               License to Avanir under OptiNose IP.

(a)                                 Exclusive Product License. Subject to Section 2.1(b) below and the other terms and conditions of this Agreement, OptiNose hereby grants Avanir an exclusive (even as to OptiNose) license to and under the OptiNose Know-How, the OptiNose Patents, the OptiNose Trademarks and the OptiNose Additional Intellectual Property: (i) to use, sell, offer for sale, have sold and import the Product in the Licensed Territory; and (ii) to make or have made the Product anywhere in the world solely for such permitted use, sale, offer for sale and importation in the Licensed Territory; provided that Avanir shall [***].

(b)                                 Retained Rights. Notwithstanding Section 2.1(a) above, but subject to Section 2.3 below, OptiNose retains rights under the OptiNose IP to use, make, have made, sell, have sold, import or otherwise export products (including the Product) in the Licensed Territory for uses other than the prevention, treatment and/or palliation of, or other applications relating to, [***] or [***]. For the avoidance of doubt, but subject to Section 2.3 below: (i) the foregoing retention of rights includes OptiNose’s rights to use, make, have made, sell, have sold, import, or otherwise exploit products for the prevention, treatment and/or palliation of, or other applications relating to [***] so long as such products are not a Product; and (ii) subject to the manufacturing rights granted by OptiNose to Avanir pursuant to Section 2.1(a)(ii) above, nothing in this Agreement shall limit (or be construed to limit) OptiNose’s rights to freely exploit any OptiNose IP or other intellectual or proprietary rights Controlled by OptiNose or its Affiliates or the Product outside the Licensed Territory, including to make or have made the Product anywhere in the world solely to exploit the Product outside of the Licensed Territory (or from the Effective Date until the Supply Transition Date (“Supply Transition Period”), for the purposes of using Product in the Licensed Territory in accordance with the Development Plan under this Agreement).

(c)                                  Sublicense Rights. Subject to the terms and conditions of this Section 2.1(c), Avanir shall have the right to grant and authorize sublicenses to its Affiliates and any Third Party under the rights granted in Section 2.1(a) above, without the consent of OptiNose; provided that with respect to each such sublicense under the OptiNose IP granted by Avanir to a Third Party: (i) such sublicense shall be in writing and shall refer to this Agreement and shall be subject and subordinate to this Agreement; (ii) a copy of such sublicense shall be provided to OptiNose following the execution thereof; provided that confidential terms may be redacted to the extent such terms are not necessary to determine compliance with this Agreement or to determine the rights granted under any OptiNose IP; and (iii) [***]. In addition, such Third Party sublicensee shall: (A) [***]; (B) [***]; (C) [***]; (D) [***]; and (E) [***]. Avanir shall use reasonable efforts to enforce the provisions of its agreements with

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

sublicensees incorporating the requirements set forth in the foregoing clauses (A) through (E). For the avoidance of doubt, any co-promotion agreement or similar agreement pursuant to which Avanir’s counterparty is compensated by Avanir for its activities and does not receive any revenues from sales of Product directly from the purchasers thereof shall not be deemed a sublicense pursuant to this Section 2.1(c) (and conversely any co-promotion agreement or similar agreement pursuant to which Avanir’s counterparty does receive any revenues from sales of Product directly from the purchasers thereof shall be deemed a sublicense); provided that any such agreement between Avanir or its Affiliate with respect to co-promotion or other similar arrangement involving the Product shall comply with the terms of clauses (A) through (E) of this Section 2.1(c).

2.2                               No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants any license or other rights, express or implied, under its intellectual property rights or its INDs, MAAs, Regulatory Approvals or confidential and proprietary rights to the other Party, and no additional rights shall be deemed granted by implication, estoppel or otherwise. Nothing in this Agreement will grant (or be construed to grant) to Avanir or its Affiliates any right to make, have made, use, offer for sale, sell, import or otherwise exploit any product other than a Product or a Device in connection with the making, having made, use, offering for sale, selling, importing or otherwise exploiting a Product for the Licensed Territory.

2.3                               Restrictions on the Parties.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, commencing on the Effective Date and continuing until the expiration or earlier termination of this Agreement, OptiNose agrees, on behalf of itself and its Affiliates, (i) not to[***], or (B) authorize or assist any Third Party to do any of the foregoing; and (ii) to refrain from asserting any rights of OptiNose or its Affiliates under any other Patents Controlled by OptiNose or its Affiliates, against the use, making, having made, or other permitted exploitation of a Product by or under the authority of Avanir in the Licensed Territory.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, Avanir agrees, on behalf of itself and its Affiliates, and shall use reasonable efforts to require its sublicensees, not to, directly or indirectly: (i) manufacture, use, sell, offer for sale, market, promote, import or otherwise exploit or commercialize any Product outside the Licensed Territory (except as expressly permitted by Section 2.1(a)(ii)), or (ii) authorize or assist any Third Party to do any of the foregoing.

2.4                               Transfer of OptiNose Know-How.

(a)                                 [***], OptiNose shall provide to Avanir [***] copies of all OptiNose Know-How that is in tangible form and that may be [***] for Avanir to develop, obtain Regulatory Approval for, and/or commercialize the Product in the Licensed Territory and to manufacture the Product in any country for use and sale in the Licensed Territory (subject to Section 2.1(a)(ii) to the extent applicable), including: (i) copies of all documentation, reports and other Information from all clinical trials and preclinical studies for the Product or the Device that have been obtained by OptiNose; (ii) copies of all Regulatory Materials pertaining to the Product in the Licensed Territory; and (iii) copies of all non-clinical, analytical and manufacturing data relating to the Product.

(b)                                 From time-to-time throughout the Term [***], and otherwise promptly upon Avanir’s reasonable request, OptiNose shall provide to Avanir copies of all OptiNose Know-How that is in tangible form and that is Controlled by OptiNose that has not previously been provided hereunder, including all additional data, documentation, reports and other Information arising out of all activities assigned to OptiNose under the Development Plan.

(c)                                  In complying with its obligations under this Section 2.4, OptiNose shall provide the OptiNose Know-How in electronic form, to the extent the same exists in electronic form, and shall provide copies as reasonably requested. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the OptiNose Know-How, as set forth above.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)                                 Upon Avanir’s request and until [***], OptiNose shall reasonably cooperate with and assist Avanir as may be reasonably necessary to allow Avanir to understand the OptiNose Know-How and to utilize the OptiNose Know-How for the purposes contemplated in this Agreement.

Article III
GOVERNANCE

3.1                               Joint Steering Committee.

(a)                                 Establishment. Within [***] following the Effective Date, OptiNose and Avanir shall establish a Joint Steering Committee (“Joint Steering Committee” or “JSC”) to oversee, review and coordinate the Parties’ development activities with respect to the Product and Regulatory Approvals for the Product in the Licensed Territory and to provide a forum for the Parties to discuss Avanir’s activities with respect to the commercialization of the Product in the Licensed Territory, subject to the provisions of this Article 3.

(b)                                 Duties. The JSC shall:

(i)                                     Review changes to the Development Plan in accordance with this Agreement;

(ii)                                  Provide a forum for the Parties to exchange information and coordinate their respective activities regarding matters pertaining to the development and manufacture of the Product and matters pertaining to Regulatory Approval of the Product in the Licensed Territory, as provided in Article 4 below;

(iii)                               Until [***], provide a forum for the Parties to discuss Avanir’s activities with respect to the commercialization of the Product in the Licensed Territory;

(iv)                              As appropriate, establish additional committees to allow for the exchange of information between the Parties relating to the commercialization of the Product in the Licensed Territory;

(v)                                 Provide a forum for resolving matters to be decided by the JDC under this Agreement pursuant to the procedures set forth in Section 3.2 and Section 3.6 below; and

(vi)                              Perform such other duties as are specifically assigned to the JSC in this Agreement.

3.2                               Joint Development Committee.

(a)                                 Establishment. Within [***] following the Effective Date, OptiNose and Avanir shall establish a joint development committee (“Joint Development Committee” or “JDC”) to oversee, review and manage the conduct of the development activities necessary to obtain Regulatory Approval for the Product in the Licensed Territory.

(b)                                 Duties. Until [***], the JDC shall:

(i)                                     Review and approve changes to the Development Plan in accordance with Section 4.1(b);

(ii)                                  Subject to and within the parameters of the Development Plan, oversee and manage development and regulatory activities for the Product in the Licensed Territory;

(iii)                               Perform such other duties as are specifically assigned to the JDC in this Agreement or delegated to the JDC by the JSC.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3                               Joint IP Committee. Within [***] following the Effective Date, OptiNose and Avanir shall establish a joint intellectual property committee (“Joint IP Committee” or “JIPC”) to discuss all OptiNose Patents, OptiNose Trademarks and copyright matters relating to the OptiNose IP to the extent licensed to Avanir or its Affiliates for Products and to ensure that Avanir has a reasonable opportunity to review, comment on and cooperate in determining OptiNose’s strategy relating to the filing, prosecution, maintenance and enforcement of the OptiNose Patents.

3.4                               Committee Membership. The JSC, JDC and JIPC (each, a “Committee”) shall each be composed of an equal number of representatives from each of OptiNose and Avanir, selected by such Party. Unless the Parties otherwise agree, the exact number of representatives for each of OptiNose and Avanir shall be: (a) with respect to the JSC, three (3) representatives, at least one of whom shall be at the [***] level or above; (b) with respect to the JDC, three (3) representatives, at least one of whom shall be at the [***] level or above; and (c) with respect to the JIPC, two (2) representatives, at least one (1) of whom shall be a Juris Doctor (or an equivalent legal education in a jurisdiction outside the United States), be licensed to practice before the United States Patent & Trademark Office or the European Patent Office and have responsibility for intellectual property matters for the Party whom they represent. Either Party may replace its respective Committee representatives at any time with prior written notice to the other Party.

3.5                               Committee Meetings. The JSC shall each meet at least once each calendar quarter, or as more or less often as otherwise agreed to by the Parties. The JDC and JIPC shall meet at least two (2) times each calendar year, or as otherwise reasonably requested by either Party to fulfill such Committee’s responsibilities under this Agreement. All Committee meetings may be conducted by telephone, video-conference or in person as determined by the applicable Committee; provided that each Committee shall meet in person at least once each calendar year unless otherwise agreed by the Parties. Unless otherwise agreed by the Parties, all in-person meetings for each Committee shall be held on an alternating basis between OptiNose’s U.S. facilities and Avanir’s U.S. facilities. Each Party shall bear its own personnel and travel costs and expenses relating to Committee meetings. With the consent of the other Party (not to be withheld unreasonably), other representatives of a Party may attend any Committee meeting as non-voting observers.

3.6                               Committee Decision-making. Decisions of the JSC and JDC shall each be made by [***]. In the event the JDC fails to reach [***] agreement with respect to a particular matter within its decision-making authority, then, upon request by either Avanir or OptiNose, such matter shall be referred to the JSC for resolution. In the event that the JSC fails to reach [***] agreement with respect to a particular matter within its authority within [***] of the matter first being presented to the JSC for decision, then upon written notice by one Party to the other Party specifying the matter within the authority of the JSC that is in dispute (each, an “Escalation Notice”), [***] to resolve such matter, by telephone or in person as mutually agreed. If, despite [***], the [***] fail to resolve such matter within [***] following the date of the Escalation Notice, then upon the written request of either Avanir or OptiNose, [***]; provided, however, that [***] in a manner that would: (i) [***], or (ii) [***].

3.7                               Scope of Governance. Notwithstanding the creation of the JSC, JDC or JIPC, each Party shall retain the rights, powers and discretion granted to it hereunder, and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. No Committee shall have the power to amend or modify this Agreement, and no decision of any Committee shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC and JDC, as applicable, are only those specific issues that are expressly provided in this Agreement to be decided by the JSC and JDC, as applicable.

Article IV
DEVELOPMENT

4.1                               Development Plan.

(a)                                 Initial Development Plan. An initial development plan setting forth the development activities to be conducted by each Party in support of [***], and the anticipated budget and timeline therefor is

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

attached hereto as Exhibit 4.1 (“Development Plan”). The Development Plan shall specify the number of personnel (calculated on the basis of full-time equivalents (“FTEs”)) that each Party (and if applicable, its Affiliates) is expected to provide in connection with the performance of such Party’s and its Affiliates’ responsibilities under the Development Plan and the budget for Out-of-Pocket Expenses of each Party for such development activities. Each Party shall use [***] to fulfill such FTE and other obligations in the performance of its responsibilities under the Development Plan.

(b)                                 Changes to a Development Plan. The JDC shall review the Development Plan on an ongoing basis, and in no event less frequently than [***]. The JDC may adopt amendments to the then-current Development Plan (including any amendments or updates to the Development Plan as permitted under this Section 4.1(b)); provided, however, that the written approval of both Avanir and OptiNose (which approval shall not be unreasonably withheld) shall be required for any amendment to the Development Plan that: (i) would impose on OptiNose the responsibility to incur Out-Of-Pocket Expenses in connection with the development of the Product in the Licensed Territory in addition to those specified to be incurred by OptiNose in Exhibits 4.5(a) and 4.5(b) attached hereto; or (ii) OptiNose can reasonably expect would result in a delay of [***] beyond the anticipated date for [***] specified in the initial Development Plan attached to as Exhibit 4.1 (or such later date as Avanir and OptiNose mutually agree, which agreement shall not be unreasonably withheld by either Party);.

4.2                               Development Activities of Avanir. Except as provided in Section 4.3 below, and subject to Section 4.1(b)(ii), Avanir shall have the right to control, and shall [***] conduct, clinical development and other activities required to [***]. Avanir shall carry out all such activities in the United States in accordance with the then-current Development Plan and the Out-Of-Pocket Expenses incurred by Avanir in performing such activities shall be shared by the Parties to the extent and as provided in Section 4.5 below. In addition, Avanir shall, at its expense, be responsible for the conduct of clinical trials, continuing non-clinical studies and other activities following the receipt of Regulatory Approval for the Product in each country of the Licensed Territory for the further development of the Product for use in such country. Without limiting the foregoing, such development activities shall include the performance of any post-marketing studies required by applicable Regulatory Authorities to maintain Regulatory Approvals held by Avanir (or its designee) for the Product in the Licensed Territory.

4.3                               Development Activities of OptiNose.

(a)                                 Development Activities in the Licensed Territory. Except as otherwise mutually agreed, after the Effective Date, OptiNose shall be responsible for completing the Head to Head Trial and those other clinical studies and activities listed on Exhibit 4.3 to this Agreement or assigned to OptiNose under the Development Plan (collectively, the “Current Clinical Studies and Activities”) and the Out-of-Pocket Expenses incurred by OptiNose in performing the Current Clinical Studies and Activities shall be shared by the Parties to the extent and as provided in Section 4.5 below. Notwithstanding any other provision of this Agreement, the Parties shall not modify, in any material respect, the protocol for the Head to Head Trial in effect as of the Effective Date, unless mutually agreed (which agreement shall not be unreasonably withheld by either Party); provided further that the Parties acknowledge and agree that, promptly following the Effective Date, they shall cooperate in good faith to develop and mutually agree upon the statistical analysis plan for the Head to Head Trial. OptiNose shall [***] conduct and complete the Current Clinical Studies and Activities assigned to it in the Development Plan in accordance with the timelines specified therein and otherwise in accordance with this Agreement.

(b)                                 Development Activities Outside the Licensed Territory. OptiNose agrees to keep Avanir reasonably informed regarding the clinical and other material development activities relating to Products outside the Licensed Territory by way of updates to the JSC at its meetings[***]. Without limiting the foregoing or Section 2.4 above, [***] OptiNose shall provide to Avanir copies of all protocols for clinical trials involving a Product (and a synopsis thereof) proposed to be conducted outside the Licensed Territory reasonably in advance of the date the protocol for the applicable clinical trial will be submitted to a Regulatory Authority or the date of the initiation of such trial (whichever occurs first). Avanir shall have the right to comment on such protocols to the extent the corresponding clinical trial(s) are reasonably likely to [***] impact the commercialization of the Product in the Licensed Territory and OptiNose shall [***] any such comments provided by Avanir.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4                               Conduct of Activities. Each Party shall conduct those activities allocated to such Party under the Development Plan in compliance in all material respects with all applicable Laws and in accordance with good scientific and clinical practices, applicable under the applicable law of the country in which such activities are conducted.

4.5                               Development Cost Sharing. The Parties shall share [***] those Out-of-Pocket Expenses constituting Joint Development Costs set out in Exhibit 4.5(a) that are incurred under and in accordance with the Development Plan in performing development and/or regulatory activities to [***]. Each Party shall remit any necessary reimbursement payments to the other Party in furtherance of its obligations under this Section 4.5 in accordance with the procedures set forth on Exhibit 4.5(b). It is understood that Joint Development Costs shall not include [***].

4.6                               Communications Regarding Development of Product. Each Party agrees to keep the other Party reasonably informed as to the progress of such Party’s performance of the clinical and other development activities and regulatory activities assigned to such Party (or its Affiliate) under the Development Plan, by way of updates to the JDC at its meetings and as otherwise reasonably requested.

Article V
REGULATORY MATTERS

5.1                               In General. Avanir shall [***] to obtain Regulatory Approval for the Product in the United States, Canada and Mexico.

5.2                               Assignment of Regulatory Filings. Promptly following the Effective Date, [***], OptiNose shall assign and cause to be assigned to Avanir IND No. 110090 and all other Regulatory Material relating to the Product in the Licensed Territory. Prior to the assignment and transfer of such IND and other Regulatory Materials, OptiNose shall maintain (and/or cause to be maintained) such IND and other Regulatory Materials and shall take all reasonable actions to make available to Avanir and/or its designee the benefits of such IND and other Regulatory Materials in the Licensed Territory, to the extent required by Avanir in connection with its activities under this Agreement. The Out-Of-Pocket Expenses incurred by OptiNose in performing its obligations under this Section 5.2 shall be shared by the Parties to the extent and as provided in Section 4.5 above.

5.3                               Responsibility for Regulatory Filings. Following the Effective Date and subject to Section 5.4, Avanir shall be responsible for and shall [***], preparing, filing, obtaining and maintaining Regulatory Approvals for the Product in the Licensed Territory. Such activity by Avanir shall be done in consultation with the JDC and to the extent applicable, subject to the provisions of Section 5.4, and through the JDC, Avanir shall consult with OptiNose in connection with Avanir’s pursuit of such activities in the United States and reasonably consider comments provided by OptiNose at the meetings of the JDC with respect thereto. Avanir shall also obtain any export approvals required by the FDA to import or export the Product to any country within the Licensed Territory. The Out-Of-Pocket Expenses incurred by Avanir in connection with preparing, filing, and obtaining Regulatory Approvals for the Product in the United States under this Article 5 shall be shared by the Parties to the extent and as provided in Section 4.5 above.

5.4                               Regulatory Cooperation. Subject to this Section 5.4, Avanir shall be responsible for liaising with and managing all interactions with Regulatory Authorities in the Licensed Territory relating to the Product, unless otherwise agreed in writing by the Parties, [***].

(a)                                 Involvement of OptiNose. [***]:

(i)                                     [***];

(ii)                                  [***]; and

(iii)                               [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)                                 OptiNose Right to [***] Device-Specific Regulatory Materials. To the extent the content of any Marketing Approval Application, labeling, and/or other Regulatory Materials, for the Product in the Licensed Territory pertains specifically to the Device (“Device-Specific Regulatory Materials”), OptiNose shall have the right to [***] such content if OptiNose [***] that such content is reasonably likely to [***]; provided that OptiNose shall not [***] and if OptiNose does [***], upon Avanir’s request, OptiNose shall promptly meet with Avanir to discuss [***]; provided further that if Avanir has not received notice from OptiNose [***] to any such Device-Specific Regulatory Materials within [***] of OptiNose’s receipt of the same, OptiNose’s [***] and Avanir may [***].

(c)                                  Cooperation and Assistance. Without limiting Section 5.4(a) and Section 5.4(b) above: (i) Avanir shall keep OptiNose reasonably informed via the JDC as to all material interactions with Regulatory Authorities in the Licensed Territory relating to the Product; and (ii) OptiNose shall provide reasonable cooperation and assistance to Avanir in the event Avanir must respond to questions from Regulatory Authorities in the Licensed Territory concerning development activities conducted by or on behalf of OptiNose or its Affiliates involving the Device or the Product; provided that the Out-of-Pocket Expenses incurred by OptiNose in providing such cooperation to respond to questions: (A) from the FDA, shall constitute Joint Development Costs that are shared by the Parties in accordance with Section 4.5 and Exhibit 4.5(b); and (B) from a Regulatory Authority in a country of the Licensed Territory outside the United States, shall be reimbursed by Avanir.

5.5                               Clinical Safety Reporting; Pharmacovigilance.

(a)                                 Clinical Safety Reporting. As between the Parties: (a) OptiNose shall be responsible for the timely reporting of all adverse drug reactions/experiences, Product quality, Product Complaints, and safety data concerning the Product to the appropriate Regulatory Authorities in the Licensed Territory until the transfer of the IND pursuant to Section 5.2 above; and (b) Avanir shall be responsible for the timely reporting of all adverse drug reactions/experiences, Product quality, Product Complaints, and safety data concerning the Product to the appropriate Regulatory Authorities in the Licensed Territory following the transfer of the IND pursuant to Section 5.2 above.

(b)                                 Pharmacovigilance Agreement. During the Term, OptiNose shall promptly report to Avanir any Information of which it becomes aware concerning any adverse event, including any Product malfunction, side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, in or involving a research patient in a clinical trial or other person involving the Product (and if required by a Regulatory Authority, the Device) and the seriousness thereof, whether or not determined to be attributable to any Product. In conjunction with this Agreement, the Parties shall enter into a pharmacovigilance agreement consistent with the ICH guidelines, including: (i) providing detailed procedures regarding the maintenance of  core safety information and the exchange of safety data relating to the Product (and if required by a Regulatory Authority, the Device) within and outside the Licensed Territory within appropriate timeframes and in an appropriate format to enable each Party to meet both its expedited and periodic regulatory reporting requirements; and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities within and outside the Licensed Territory.

5.6                               Inspections. During the Term or (if longer) as otherwise required by Law, [***], OptiNose shall permit Avanir and its representatives (and those of any Regulatory Authority and/or Third Party that Avanir requests) to enter the relevant sites of OptiNose and its contractors who were involved in the development or production of any Product or the generation of any material OptiNose Know-How, including clinical trial sites and, if applicable, manufacturing sites, during normal business hours and upon reasonable advance notice, to inspect and verify the activities related to the development and/or production of Product, including compliance with applicable Laws. Upon Avanir’s request, OptiNose shall, at Avanir’s expense, provide assistance in connection with any such inspection. [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article VI
COMMERCIALIZATION

6.1                               In General. Avanir (itself or through its Affiliates or respective sublicensees) shall have the sole right and responsibility to commercialize the Product in the Licensed Territory, as provided in this Article 6, including the responsibility for all medical affairs matters relating to the Product in the Licensed Territory. Avanir shall [***], following its receipt of Regulatory Approval of such Product in each jurisdiction in the Licensed Territory, including in accordance with the Product Launch Plan for the period such plan is in effect and to the extent applicable. Avanir shall conduct all commercialization activities with respect to the Product in the Licensed Territory in compliance with applicable Laws, in all material respects.

6.2                               Product Launch Plan.

(a)                                 Product Launch Plan. No later than [***] prior to the anticipated date of the First Commercial Sale of the Product in the United States, Avanir shall prepare and provide to the JSC and OptiNose preliminary Product launch plan summarizing generally Avanir’s plans for pre-commercialization activities with respect to the Product in the United States, and the commercialization of the Product in the United States for the [***] (“Product Launch Plan”). Without limiting the foregoing, the Product Launch Plan shall provide for [***].

(b)                                 Updates to the Product Launch Plan. Avanir shall finalize the Product Launch Plan [***] prior to the anticipated date of the First Commercial Sale of the Product in the United States and shall provide such updated Product Launch Plan to OptiNose and the JSC. Thereafter, from time to time prior to [***], Avanir shall update the Product Launch Plan as necessary, and shall submit any such updated Product Launch Plan to the JSC and OptiNose; provided that, [***]. OptiNose shall have the right to review and comment upon the initial Product Launch Plan, and any such amendments to such plan, and Avanir shall reasonably consider any comments provided by OptiNose with respect thereto.

6.3                               Compliance with OptiNose Style Guide. OptiNose shall create guidelines for Device-specific marketing materials for the Product in the United States (“OptiNose Style Guide”) which shall include guidelines for the following content contained within Product marketing materials: [***] OptiNose shall submit the OptiNose Style Guide to Avanir for Avanir’s review and comment at least [***] days prior to Avanir’s anticipated submission to the FDA of an NDA for a Product and OptiNose shall use reasonable efforts to incorporate any comments Avanir may have with respect to the OptiNose Style Guide. Avanir shall ensure that its promotional activities with respect to the Device shall comply with the OptiNose Style Guide unless [***] (a) would violate applicable Laws or (b) is [***] on the commercialization of the Product in a particular country of the Licensed Territory.

6.4                               Communications Regarding Commercialization of the Product. Avanir and OptiNose each agrees to keep the other Party reasonably informed as to the progress of the material commercialization activities with respect to the Product conducted by or under the authority of such Party in such Party’s territory (i.e., for Avanir in the Licensed Territory and for OptiNose, outside the Licensed Territory), by way of updates to the JSC at its meetings and as otherwise reasonably requested[***].

Article VII
MANUFACTURE AND SUPPLY

7.1                               Transfer of Manufacturing and Supply Responsibility. Within [***] after the Effective Date, Avanir and OptiNose shall develop and reasonably agree upon a detailed plan, including technical transfer requirements, (“Supply Transition Plan”) to transfer to Avanir (or its designee) responsibility for manufacturing and supply of the Device and Product for commercial use (including registration batches, validation batches, pre-launch quantities and launch quantities of the Product) in the Licensed Territory by Avanir, its Affiliates and/or sublicensees by no later than [***]. OptiNose shall [***] allocate appropriate resources to effect the transfer of such responsibility in an orderly and timely manner in accordance with the Supply Transition Plan and the timelines set forth therein. The Supply Transition Plan shall also include provisions for the assignment, at Avanir’s request, of OptiNose’s (or its Affiliates’) agreements for the manufacture and/or supply of Devices and the Product for the Licensed Territory; provided that neither OptiNose nor any of its Affiliates shall not be obligated to assign to Avanir any such agreement that is [***] in connection with OptiNose’s research, development or commercialization of the Product outside the Licensed Territory or of any products other than the Product; provided further that if any such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

agreements will not be assigned by OptiNose (or its relevant Affiliate) to Avanir following the Supply Transition Date, OptiNose shall (and shall cause its Affiliates to) cooperate with Avanir to provide Avanir with the benefits of its arrangements with the relevant Third Party supplier relating to the manufacture and/or supply of the Product for the Licensed Territory, until such time as Avanir has established its own arrangements with respect thereto. Without limiting the foregoing, the Supply Transition Plan shall include the provision to Avanir of all OptiNose Know-How and OptiNose Additional Intellectual Property not previously disclosed by OptiNose to Avanir hereunder and that is [***] for the manufacture of the Device and Product in accordance with the licenses granted to Avanir under this Agreement.

7.2                               Activities Prior to Supply Transition Date. Prior to the Supply Transition Date:

(a)                                 OptiNose shall supply to Avanir, and be responsible for obtaining supply for itself of, all units of the Device and the Product necessary for the conduct of the activities under Development Plan, [***]; and

(b)                                 OptiNose shall maintain and manage its relationships with any Third Party suppliers of the Device and/or the Product in a manner consistent with the Supply Transition Plan to reasonably facilitate the transfer to Avanir of responsibility for manufacturing and supply of the Product for commercial use in the Licensed Territory from and after the Supply Transition Date.

7.3                               Activities After Supply Transition Date.

(a)                                 Within [***] after the Supply Transition Date, OptiNose shall transfer to Avanir all remaining inventory of any unfinished Product work in progress or finished Products in OptiNose’s possession, or held on behalf of OptiNose, other than (i) [***] and/or (ii) [***].

(b)                                 After the Supply Transition Date, Avanir shall supply to OptiNose, and be responsible for obtaining supply for itself of, all units of the Product necessary for the conduct of activities under the Development Plan and the commercialization of the Product in the Licensed Territory.

(c)                                  Within [***] after the Supply Transition Date, OptiNose shall cause its Affiliate to sell, convey, assign and transfer to Avanir all right, title and interest, in and to the equipment set forth on Exhibit 7.3(c) for the [***] price set forth in Exhibit 7.3(c), which amount shall be paid by Avanir to OptiNose within [***] following the transfer of such equipment becoming effective. OptiNose will execute and deliver to Avanir on the Supply Transition Date, a general assignment and bill of sale in a mutually agreeable form and such other instruments of conveyance, assignment and transfer as Avanir may reasonably request, in each case to convey to Avanir all right title and interest in and to such equipment. To the extent such equipment is in the possession of a Third Party, OptiNose shall provide notice to such Third Party of the conveyance, assignment and transfer of such equipment to Avanir and instruct such Third Party to hold and maintain such equipment solely for the benefit of Avanir after the Supply Transition Date and not use such equipment for any purpose other than as expressly requested by Avanir.

(d)                                 On and from the Supply Transition Date, as between the Parties and subject to OptiNose’s rights under Section 2.1(b) Avanir shall have the exclusive right to manufacture the Product for distribution in the Licensed Territory.

7.4                               Supply of Product and Devices to OptiNose. After the Supply Transition Date, the Parties shall cooperate, as mutually agreed, on the supply by Avanir (or its designee) to OptiNose of [***], pursuant to a separate supply agreement (“Supply Agreement”). If the Parties mutually agree, OptiNose and Avanir shall negotiate in good faith the terms of such Supply Agreement, which terms shall include the pricing of such [***] and/or such [***] to be supplied by Avanir (or its designee) to OptiNose and other commercially reasonable terms and conditions for agreements of this type.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article VIII
COMPENSATION

8.1                               License Fee. Within [***] after the Effective Date, in consideration of past research and development expenses, Avanir shall pay to OptiNose an upfront fee of Twenty Million Dollars ($20,000,000) in accordance with Section 8.5 below. Such upfront fee shall be non-creditable against any other payments due hereunder.

8.2                               Milestones.

(a)                                 Development Milestone Payments. Avanir shall make the following one-time milestone payments to OptiNose based on the achievement by Avanir, its Affiliate or sublicensee (or with respect to the Successful Completion of the Head to Head Trial, the achievement by OptiNose or its Affiliates) of each of the milestone events set forth below by a Product covered by a Valid Claim (each, a “Development Milestone”) and in accordance with Section 8.2(c) below (except as expressly provided in the table below with respect to the first Development Milestone). For clarity, each milestone payment by Avanir to OptiNose under this Section 8.2(a) shall be payable only once, regardless of the number of times achieved, and in no event shall the aggregate amount to be paid by Avanir under this Section 8.2(a) exceed Forty Million Dollars ($40,000,000).

Milestone No.	Milestone Event	Milestone Payment
1	Successful Completion of the Head to Head Trial

$10,000,000, payable as follows:

a)  (a)$2,500,000, following the achievement of such Development Milestone event; and
(b)$7,500,000, following receipt of the first Regulatory Approval for such a Product in the United States;

provided that, the foregoing payments (i.e., a total payment of $10,000,000) shall be made at the same time if Successful Completion of the Head to Head Trial is achieved following receipt of the first Regulatory Approval for a Product in the United States.

2	Receipt of the first Regulatory Approval for such a Product in the United States	$30,000,000

(b)                                 Sales Milestones Payments. Avanir shall make the following one-time sales milestone payments to OptiNose following the end of the first Contract Year in which Annual Net Sales of Products reach the specified thresholds (each, a “Sales Milestone”) as set forth in this Section 8.2(b); [***]. Each milestone payment by Avanir to OptiNose under this Section 8.2(b) shall be payable only once, and in no event shall the aggregate amount to be paid by Avanir under this Section 8.2(b) exceed [***].

Sales Milestone	Milestone Payment
Annual Net Sales of Products exceed [***]	[***]
Annual Net Sales of Product exceed [***]	[***]
Annual Net Sales of Product exceed [***]	[***]
Annual Net Sales of Product exceed [***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)                                  Reporting and Payments. Avanir shall notify OptiNose in writing within [***] after the achievement of each Development Milestone set out in Section 8.2(a) and within [***] after the end of the [***] in which the achievement of each Sales Milestone set out in Section 8.2(b) occurs. Within (i) [***] of the achievement of the applicable Development Milestone and (ii) [***] of the end of the [***] during which the applicable Sales Milestone was achieved, Avanir shall pay OptiNose the corresponding payments due in accordance with Section 8.5 below. Except as otherwise expressly provided herein, each payment under this Section 8.2 shall be non-creditable against any other payments due hereunder.

8.3                               Royalties.

(a)                                 Royalty Rates. Subject to Section 8.3(c) below, in consideration for the rights and licenses granted to Avanir under this Agreement, Avanir shall pay to OptiNose royalties at the rates set forth below on Net Sales of Products during the Royalty Term in each country of the Licensed Territory (“Royalty”); [***].

Annual Net Sales of Products	Royalty Rate
For that portion of Annual Net Sales of Products less than or equal to [***]	[***]
For that portion of Annual Net Sales of Products exceeding [***] but less than or equal to [***]	[***]
For that portion of Annual Net Sales exceeding [***]	[***]

(b)                                 Royalty Reports and Payment.

(i)                                     Royalty Reports. Within [***] after the [***] in which the First Commercial Sale of a Product in the Licensed Territory is made by Avanir, its Affiliate or sublicensee, Avanir shall deliver to OptiNose a report (each, a “Royalty Report”) setting out, on a country-by-country basis:

(A)                               gross sales of the Product in the relevant Fiscal Quarter, and the calculation of Net Sales of Product from such gross sales; and

(B)                               the amount of the Royalty due to OptiNose, if any, calculated in accordance with Section 8.3(a) above.

(ii)                                  Royalty Payment. Simultaneously with the delivery of each such Royalty Report, Avanir shall pay to OptiNose the Royalty, if any, due to OptiNose for the [***] covered by such report, in accordance with Section 8.5 below. If no Royalty is due for such [***], Avanir shall so report.

(c)                                  One Royalty. No more than one Royalty payment shall be due under this Agreement with respect to a sale of a particular Product (e.g., even if such Product is covered by multiple Valid Claims). No Royalty shall be payable under this Section 8.3 with respect to sales or other dispositions of Products for use in [***].

(d)                                 Avanir’s obligation to pay royalties under this Section 8.3 shall continue, on a country-by-country basis, with respect to sales of Product in such country of the Licensed Territory until the Lawful Entry of the first Generic Product in such country in the Licensed Territory (and the period prior to such Lawful Entry during which Avanir is obligated to pay royalties, the “Royalty Term”); provided however, that Avanir shall not have any obligation to pay Royalties or any other amounts with respect to sales of Products in a particular country of the Licensed Territory during any period in which a Generic Product(s) is or are commercially available. Following the expiration of the Royalty Term in a particular country, no further royalties or milestone amounts shall be payable by Avanir, its Affiliates or sublicensees with respect to that Product in such country.

8.4                               Taxes.

(a)                                 Payment of Tax. Each Party shall be solely responsible for the payment of any and all taxes levied on its income arising directly or indirectly from the efforts of the Parties under this Agreement. If applicable Laws require that taxes be deducted and withheld from a payment made by Avanir to OptiNose pursuant to this Article 8, Avanir shall (i) deduct those taxes from the payment; (ii) pay the taxes to the proper taxing

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

authority; and (iii) send evidence of the obligation together with proof of payment to OptiNose within sixty (60) days following that payment. OptiNose shall indemnify and hold harmless Avanir against any withholding tax liability (included related penalties and interest) assessed against Avanir in connection with any payments pursuant to this Article 8.

(b)                                 Cooperation; Tax Residence Certificate. The Parties shall cooperate and use Commercially Reasonable Efforts to reduce the taxes attributable to the payments made hereunder. In addition, OptiNose shall provide Avanir any tax forms that may be reasonably necessary in order for Avanir not to withhold tax or to withhold tax at a reduced rate under any applicable bilateral income tax treaty, including appropriate certification from relevant revenue authorities that OptiNose is a tax resident of a jurisdiction that is a party to such income tax treaty (a “Tax Residence Certificate”). Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

(c)                                  Assessment. Avanir or OptiNose may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by applicable law. The other Party shall reasonably cooperate with the protesting Party, at its request and expense, in any protest by providing records and such additional information as may reasonably be necessary for such Party to pursue such protest.

8.5                               Payment Method. Unless otherwise expressly stated in this Agreement, all amounts specified in, and all payments to be made under, this Agreement shall be in United States Dollars. Unless Avanir and OptiNose otherwise agree, all payments shall be made by wire transfer of immediately available funds in U.S. Dollars into an account designated in writing by the Party to whom such payment is due. If any currency conversion shall be required in connection with the payment of any royalties or other amounts under this Agreement, such conversion shall be made by using the average of the exchange rates for the purchase and sale of United States Dollars reported by The Wall Street Journal on the last business day of the Fiscal Quarter to which such Royalty or other payments relate.

8.6                               Records; Audits.

(a)                                 Avanir shall maintain, and shall require its Affiliates and sublicensees to maintain, complete and accurate records in sufficient detail to permit OptiNose to confirm the accuracy of (i) the calculation of Net Sales, Royalties and the achievement of Sales Milestones under this Agreement, and (ii) the calculation of Joint Development Costs incurred during the Term by Avanir or its Affiliates. Upon at least [***] prior notice, Avanir shall, and shall require its Affiliates and use reasonable efforts to require its sublicensees to, make such records available during regular business hours at such Party’s principal place of business for a period of [***] from the end of the Fiscal Year to which they pertain for examination, and not more than [***] each Fiscal Year, by an independent certified public accountant from a nationally recognized firm in the United States selected by OptiNose, for the sole purpose of verifying the accuracy of the financial reports furnished by Avanir pursuant to this Agreement; provided that Avanir may require such accountant(s) to enter into a customary confidentiality agreement for arrangements of such type. Such accountants shall disclose to OptiNose, with a copy to Avanir, only whether the (A) Net Sales, Royalties and other payments hereunder are correct or incorrect; (B) whether the calculation of Joint Development Costs incurred by Avanir is accurate, and the amount of discrepancy, if any, in either case; and/or (C) if it believes in good faith that Avanir is in breach of any of its payment obligations hereunder. No other information shall be provided to OptiNose. With respect to Royalties and other payments owed to OptiNose hereunder, any amounts shown to be owed but unpaid shall be paid within [***] from the accountant’s report. Any amounts shown to have been overpaid shall be refunded within [***] from the accountant’s report. OptiNose shall bear the full cost of such audit unless such audit discloses an underpayment of more than [***] of the amount actually owed during the applicable Fiscal Year, in which case Avanir shall reimburse OptiNose for its out-of-pocket expenses incurred for such audit. OptiNose shall hold all information disclosed to it under this Section 8.6(a) and all Royalty Reports delivered by Avanir pursuant to Section 8.3(b) as Confidential Information of Avanir.

(b)                                 OptiNose shall, and shall require its Affiliates to, maintain complete and accurate records in sufficient detail to permit Avanir to confirm the accuracy of Joint Development Costs incurred by OptiNose under

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

this Agreement. Upon [***] prior notice, OptiNose shall, and shall require its Affiliates to, make such records shall be available during regular business hours for a period of [***] from the end of the Fiscal Year to which they pertain for examination, and not more than [***] each Fiscal Year, by an independent certified public accountant selected by Avanir from a nationally recognized firm in the United States, for the sole purpose of verifying the accuracy of the Joint Development Costs reported by OptiNose pursuant to this Agreement; provided that OptiNose may require such accountant(s) to enter into a customary confidentiality agreement for arrangements of such type. Such accountants shall disclose to Avanir, with a copy to OptiNose, only whether: (A) the calculation of Joint Development Costs incurred by Avanir, are correct or incorrect; (B) the amount of discrepancy, if any; and (C) if it believes in good faith that OptiNose is in breach of any of its payment obligations hereunder. No other information shall be provided to Avanir. In the event the audit reveals an error in the calculation of any Joint Development Costs previously reported by OptiNose, such Joint Development Costs shall be adjusted for purposes of this Agreement. Avanir shall bear the full cost of such audit unless such audit discloses an overstatement of more than [***] of the Joint Development Costs actually incurred by OptiNose during the applicable Fiscal Year, in which case OptiNose shall reimburse Avanir for its out-of-pocket expenses incurred for such audit. Avanir shall hold all information disclosed to it under this Section 8.6(b) as Confidential Information of OptiNose.

Article IX
INTELLECTUAL PROPERTY MATTERS

9.1                               Ownership of Device Improvements and Other Intellectual Property

(a)                                 Inventorship of all inventions and discoveries conceived, reduced to practice, discovered or made in the performance of activities under or pursuant to this Agreement, whether or not patentable, shall be determined in accordance with U.S. patent laws, except as otherwise expressly stated in this Agreement. Authorship of all works created, and/or any other intellectual property generated, in the performance of activities under or pursuant to this Agreement shall be determined in accordance with United States copyright laws or other applicable United States intellectual property laws, except as otherwise expressly stated in this Agreement.

(b)                                 As between Avanir and OptiNose, OptiNose shall be the owner of all Device Improvements. Avanir agrees to assign, and hereby does assign, to OptiNose all of its and its Affiliates right, title and interest in and to any Device Improvement.

(c)                                  As between Avanir and OptiNose, ownership of all other inventions and discoveries conceived, reduced to practice, discovered or made or created during the Term of this Agreement shall be determined consistent with inventorship, as determined pursuant to Section 9.1(a).

(d)                                 Each Party shall execute all further instruments to document, record or perfect the Party’s respective ownership consistent with this Section 9.1 as reasonably requested by the other Party.

9.2                               Prosecution and Maintenance of OptiNose Patents.

(a)                                 [***].

(b)                                 [***].

(c)                                  Certain Definitions. For purposes of this Section 9.2, “Prosecution and Maintenance” (including variations such as “Prosecute and Maintain”) shall mean, with respect to a Patent, preparing, filing and doing all other lawfully permitted acts to initiate an application for and further the pre-grant/pre-issuance prosecution and post-grant/post-issuance prosecution and maintenance of a Patent. Also, as used in this Section 9.2, to “abandon” a Patent shall include deciding not to initiate or continue Prosecution or Maintenance of a Patent in the United States Patent & Trademark Office or a corresponding Governmental Authority.

(d)                                 Cooperation. Each Party shall cooperate with the other Party in connection with all activities relating to the Prosecution and Maintenance of the OptiNose Patents undertaken by such other Party

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

pursuant to this Section 9.2, including: (i) making available in a timely manner any documents or information such other Party reasonably requests to facilitate such other Party’s Prosecution and Maintenance of the OptiNose Patents pursuant to this Section 9.2; and (ii) if and as appropriate, signing (or causing to have signed) all documents relating to the Prosecution and Maintenance of any OptiNose Patents by such other Party. Each Party shall also promptly provide to the other Party all information reasonably requested by such other Party with regard to such Party’s activities pursuant to this Section 9.2, and if requested, permit such other Party to participate, at its own expense, in any opposition, interference, appeal or similar proceeding with respect to a OptiNose Patent, to the extent the same are directed to any Product, and/or manufacturing and/or use thereof, in the Licensed Territory, so long as such actions are not adverse to the Party Prosecuting and Maintaining such Patent. All information disclosed by one Party to the other pursuant to this Section 9.2 shall be subject to the terms of Article 12 (Confidentiality).

9.3                               Enforcement.

(a)                                 Notice. In the event that OptiNose or Avanir becomes aware of any actual, possible, constructive, direct, indirect, threatened or suspected infringement or misappropriation within or outside the Licensed Territory (hereinafter referred to as “Infringement”) of any OptiNose Patent and/or OptiNose Trademark by a Third Party (“Infringer”), that Party shall promptly notify the other Party in writing.

(b)                                 [***] Initial Control of Enforcement Actions. [***] has the first right to initiate Infringement proceedings or take other appropriate actions against an Infringer in the Licensed Territory, at its expense. If [***] exercises such right, [***] shall use [***] to enforce the OptiNose Patents and/or OptiNose Trademarks, as applicable, against an Infringer in the Licensed Territory. In any event, [***] shall notify [***] and shall reasonably consult with [***] prior to taking any steps to enforce any OptiNose Patents and/or OptiNose Trademarks, as applicable, against an Infringer in the Licensed Territory. [***] shall have the right to participate in, including joining as a party in, any enforcement action undertaken by [***] against an Infringer in the Licensed Territory, using [***] own counsel and at [***] expense, and if [***] exercises such right of joinder, [***] shall take all necessary actions to give effect to the same. For clarity, it is understood that such right of joinder is not intended to equate to a separate right by [***] to enforce the OptiNose Patents and/or OptiNose Trademarks, as applicable (subject to Section 9.3(c) below) and, in the event, [***] exercises its right to join in an enforcement action, [***] shall not [***] in such action and shall be obligated to [***] on the terms [***]

(c)                                  [***] Step-In Enforcement Rights. If within [***] of notice of an Infringement in the Licensed Territory, [***] does not initiate proceedings against an Infringer, or fails to notify [***] in writing of its intent to take timely appropriate action, against an Infringer, then [***] shall be entitled to initiate Infringement proceedings or take other appropriate action against such Infringer at its own expense.

(d)                                 Settlement. Subject to this Section 9.3(d), [***] shall use [***] in connection with negotiating and entering into any settlement with an Infringer not to adversely impact [***] economic interest in the Product in a manner different from [***] (and, if any, its other licensees’) economic interests in any other OptiNose product. Without limiting the foregoing, [***] shall not, [***] enter into any settlement with an Infringer, or make any admissions or assert any position in such action, that would be reasonably likely to: [***].

(e)                                  Recovery. Avanir and OptiNose shall recover their respective attorneys’ fees and other actual out-of-pocket expenses, or proportionate percentages thereof, associated with any actions against an Infringer undertaken pursuant to this Section 9.3 or settlement thereof from any resulting recovery made by either Party. Any excess amount of such a recovery [***]. Accordingly: (i) if OptiNose is the controlling Party with respect to any actions against an Infringer, [***]; and (ii) if Avanir is the controlling Party with respect to any actions against an Infringer, [***]. Any excess amount of such a recovery [***]. Any excess amount of such a recovery [***].

(f)                                   Cooperation. Without limiting Section 9.3(b), above, the Parties shall keep one another informed of the status of their respective activities regarding any action against an Infringer, including any litigation or settlement thereof concerning an Infringement. In addition, each Party shall assist one another and cooperate in any action undertaken against an Infringer pursuant to this Section 9.3 at the other’s reasonable request, and at the expense of the Party conducting such action (including joining as a party plaintiff to the extent necessary or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

requested by the other Party). Without limiting the foregoing, in connection with any litigation against an Infringer undertaken by either Party, such Party will provide the other Party with copies of all material filings at least [***] prior to filing. The Party not taking such action shall have the opportunity to review and comment on such filings, and the Party taking such action will use reasonable efforts to incorporate the other Party’s comments thereon, to the extent not inconsistent with the Party taking such action’s litigation and/or defense strategy.

9.4                               Third Party Infringement Claims. If the production, sale or use of any Product in the Licensed Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent Infringement (collectively, “Third Party Infringement Actions”) against OptiNose or Avanir or their respective Affiliates, licensees or sublicensees, such Party shall promptly notify the other Party hereto in writing. OptiNose shall have the first right, but not the obligation, to direct and control the defense of Third Party Infringement Actions and Avanir may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice; provided, however, that if the Third Party Infringement Action is filed against Avanir, OptiNose shall: (i) notify Avanir of its intention to assume control of the defense and actually initiates the defense of such Third Party Infringement Action within [***] of Avanir or OptiNose first becoming aware of the same; and (ii) indemnify and hold harmless Avanir and the Avanir Indemnitees against any Liabilities arising from such Third Party Infringement Action and/or OptiNose’s control of the defense thereof, [***]. Subject to this Section 9.4 above, the Party subject to such Third Party Infringement Action shall have the first right, but not the obligation, to direct and control the defense thereof; provided, however, that the other Party may participate in the defense and/or settlement thereof at its own expense with counsel of its choice. In any event, the Party that is subject to the Third Party Infringement Action (or the Party controlling the defense of the Third Party Infringement Action, as the case may be) agrees to keep the other Party hereto reasonably informed of all material developments in connection with any such Third Party Infringement Action. The Party who is subject to the Third Party Infringement Action (or the Party controlling the defense of the Third Party Infringement Action, as the case may be) shall not, [***] settle such Third Party Infringement Action, or make any admissions or assert any position in such Third Party Infringement Action, in a manner that would be reasonably likely to: [***]. The Parties shall assist one another and cooperate in any such action at the other’s reasonable request.

9.5                               Regulatory Data Protection.

(a)                                 To the extent required or permitted by applicable Laws in the Licensed Territory, the Parties will use [***] to promptly, accurately and completely list, with the applicable Regulatory Authorities during the Term, all applicable OptiNose Patents in the Licensed Territory, and/or any Patents covering the Product in the Licensed Territory that are Controlled by Avanir, for any Product that Avanir intends, or has begun, to commercialize in the Licensed Territory and that have become the subject of Marketing Approval Application submitted to FDA or other Regulatory Authority in the Licensed Territory, such listings to include all so called “Orange Book” listings required under the Hatch-Waxman Act and all so called “Patent Register” listings as required in Canada.

(b)                                 In connection with such listings, the Parties will meet to evaluate and identify all applicable OptiNose Patents and Patents in the Licensed Territory that are Controlled by Avanir. OptiNose will retain final decision making authority as to the listing of all applicable Patents for any Product regardless of which Party Controls such Patent.

9.6                               Trademarks. As between the Parties, Avanir shall own all right, title and interest in and to any trademarks other than the OptiNose Trademarks adopted by Avanir specifically for use with the Product within the Licensed Territory (such trademarks excluding any trademarks, names and/or logos related to the corporate name of Avanir or any of its Affiliates, “Avanir Trademarks”), and shall have the right to control the registration, filing, maintenance and enforcement thereof. Avanir shall and hereby does, grant OptiNose a non-exclusive right to use the Avanir Trademarks in connection with the sale of any Product outside of the Licensed Territory. OptiNose shall not at any time do or authorize to be done any act or thing which is likely to materially impair the rights of Avanir in any Avanir Trademark, and shall not, except for the license expressly granted herein, at any time claim any right or interest in or to such marks or the registrations or applications therefor. To the extent necessary to preserve Avanir’s legal rights in the Avanir Trademarks, OptiNose shall submit representative marketing materials, packaging or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Product displaying any Avanir Trademarks to Avanir for Avanir’s review and approval prior to the first use of such marketing materials, packaging or Product and prior to any subsequent change or addition to such marketing materials, packaging or Product; [***].

9.7                               Acquisition. OptiNose shall notify Avanir in writing within [***] of the closing of any Acquisition (as defined below). During the [***] period following its receipt of such notice from OptiNose, Avanir shall have the right to [***] upon notice to OptiNose and from and after the date of such notice [***]. Notwithstanding any other provision of this Agreement, in the event of an Acquisition, such Acquisition shall not provide Avanir with a license, rights or access to, nor shall the OptiNose IP include: (a) any [***] (collectively, the “Acquiring Entities”) prior to the Acquisition; or (b) any [***] that such Acquiring Entities subsequently [***], or [***] or [***] under this Agreement. For purposes of this Section 9.7, “Acquisition” shall mean: (i) a merger involving OptiNose or OptiNose, Inc., in which the shareholders of OptiNose or OptiNose, Inc., as applicable, immediately prior to such merger cease to control (as defined in Section 1.1) OptiNose or OptiNose, Inc., as applicable, after such merger; (ii) a sale of all or substantially all of the assets of OptiNose or OptiNose, Inc., to an acquiring entity; or (iii) a sale of a controlling (as defined in Section 1.1) interest in OptiNose, Inc. to an acquiring entity.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

10.1                        Mutual Representations and Warranties. OptiNose and Avanir each hereby represents, warrants, and covenants (as applicable) to the other as follows, as of the Effective Date:

(a)                                 Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the rights and licenses granted by it hereunder.

(b)                                 Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)                                  No Conflict; Covenant. Neither it nor any of its Affiliates is not a party to, and during the Term it shall not enter into, any agreement that would materially prevent it from granting the rights and licenses granted to the other Party under this Agreement or performing its obligations under the Agreement and the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other agreement or arrangement, whether written or oral, by which it is bound.

10.2                        Additional Representations, Warranties and Covenants of OptiNose. OptiNose represents, warrants and covenants to Avanir, on behalf or itself and its Affiliates, as follows:

(a)                                 Title to OptiNose IP. OptiNose Controls all right, title and interest in and to the Patents listed on Exhibit 1.28, the trademarks listed on Exhibit 1.29 and the items existing as of the Effective Date within the OptiNose Know-How. To OptiNose’s knowledge as of the Effective Date, the Patents listed on Exhibit 1.28 are the only Patents Controlled by OptiNose or its Affiliates, or in which OptiNose or its Affiliates have any rights, that are necessary to research, develop, use, practice and/or commercialize the Product in the Licensed Territory and/or to manufacture the Product and/or Device anywhere in the world. As of the Effective Date, OptiNose and its Affiliates do not have any rights in any technology or intellectual property related to the Product and/or Device that are not Controlled by OptiNose. At all times during the Term, OptiNose shall Control all rights in any technology or intellectual property related to the development, manufacture and/or commercialization of the Product and/or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Device, such that OptiNose can fulfill all of its obligations to Avanir, and Avanir can exercise its rights, under this Agreement. For clarity, the foregoing sentence shall not limit the right of OptiNose to grant licenses to any Third Party, subject to the rights of Avanir hereunder, including pursuant to Articles II and IX of this Agreement;

(b)                                 No Conflicting Rights. Neither OptiNose nor any of its Affiliates has granted, nor shall they grant during the Term, any licenses or other rights in any of OptiNose Patents, OptiNose Know-How or other OptiNose IP that conflict with the rights granted to Avanir under this Agreement or would otherwise prevent Avanir from exercising its rights or performing its obligations hereunder;

(c)                                  No Liens on OptiNose IP. As of the Effective Date, the OptiNose IP is free and clear of all liens, claims, security interests or other encumbrances of any kind, and neither OptiNose nor any of its Affiliates shall permit the OptiNose IP to become encumbered by any liens, claims, security interests or other encumbrances of any kind;

(d)                                 Non-Infringement of OptiNose Patents by Third Parties. As of the Effective Date, to the best of OptiNose’s and its Affiliates’ knowledge, there are no activities by Third Parties that would constitute Infringement of any Claims of the OptiNose Patents;

(e)                                  Non-Infringement of Third Party Rights. As of the Effective Date, to the best of OptiNose’s and its Affiliates’ knowledge, the development, manufacture, use, or sale or other commercialization of the Product and/or Device in the Licensed Territory, and the manufacture of the Product and/or Device outside the Licensed Territory, does not infringe any claim of an issued Patent or published claim of a Patent application (as if any such published claim were issued) owned by a Third Party;

(f)                                   Non-Claims of Third Party Rights. As of the Effective Date, neither OptiNose nor any of its Affiliates has received any written notice, claim or demand of any Third Party that the development, manufacture, use, or sale or other commercialization of the Product and/or Device in the Licensed Territory, or the manufacture of the Product and/or Device outside the Licensed Territory, infringes or misappropriates the intellectual property rights of such Third Party;

(g)                                  Non-Invalidity and Non-Unenforceability. As of the Effective Date, (i) to the best of OptiNose’s and its Affiliates’ knowledge, all issued OptiNose Patents are valid and enforceable; (ii) to the best of OptiNose’s and its Affiliates’ knowledge, none of the OptiNose Patents are subject to any pending or threatened re-examination, opposition, interference, litigation, or other post-grant proceedings; and (iii) to the best of OptiNose’s and its Affiliates’ knowledge, there are no acts or omissions of OptiNose or any of its Affiliates that would (A) constitute inequitable conduct, fraud or misrepresentation with respect to any Patent application included within OptiNose Patents, or (B) render any Patent within the OptiNose Patents invalid or unenforceable in whole or in part;

(h)                                 Non-Action or Claim. As of the Effective Date, there are no actual or pending, and to the best of OptiNose’s and its Affiliates’ knowledge, no alleged or threatened, adverse actions, suits, claims, interferences, post-grant proceedings, or formal governmental investigations, or settlements or judgments, involving the Product and/or Device, and/or the OptiNose IP by or against OptiNose or any of its Affiliates in or before any Governmental Authority. In particular, to the best of OptiNose’s and its Affiliates’ knowledge, there is no pending or threatened product liability or patent action involving the use or administration of the Product and/or Device;

(i)                                     No Payments. As of the Effective Date, there are no royalties, fees, honoraria or other payments payable by OptiNose or any of its Affiliates to any Third Party by reason of the ownership, development, use, license, sale or disposition of the OptiNose IP or the Product and/or Device, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business;

(j)                                    Clinical Trials. As of the Effective Date, there are no ongoing clinical trials related to the Product in the Licensed Territory either conducted by or on behalf of OptiNose or for which OptiNose provides supply of such Product, other than the Head to Head Trial;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(k)                                 Product Marks. As of the Effective Date, there are no product-specific brands or trademarks that have been used with any Product and/or Device, are used with any Product and/or Device, or are held and intended for use with any Product and/or Device, by OptiNose or its Affiliates, other than the Existing OptiNose Trademarks listed on Exhibit 10.2(k);

(l)                                     No Debarment. In the course of the development of the Device or the Product, neither OptiNose, nor any of its Affiliates, nor their permitted contractors has been or have used any employee or consultant who has been excluded or debarred by any Regulatory Authority or subject to any exclusions or sanctions by the FDA, Office of Inspector General, or any other Governmental Authority or Regulatory Authority or professional body, or, to the best of OptiNose’s and its Affiliates’ knowledge, was or is the subject of debarment proceedings by a Regulatory Authority (“Debarred Person”). OptiNose shall immediately notify Avanir in writing if it or any of its Affiliates become, or become aware that any person or entity who participated in the development or manufacture of the Product is or becomes, a Debarred Person;

(m)                             No Material Misrepresentation. OptiNose and its Affiliates have not, nor to the best of OptiNose’s and its Affiliates’ knowledge, has any Third Party acting under authority of OptiNose or any of its Affiliates, made an untrue statement of a material fact to any Regulatory Authority in the Licensed Territory with respect to any Product, or intentionally failed to disclose a material fact required to be disclosed to any Regulatory Authority with respect to any Product. OptiNose and its Affiliates have, and to the best of OptiNose’s and its Affiliates’ knowledge, such Third Parties have complied in all material respects, and shall continue to comply in all material respects, with all regulatory requirements in the Licensed Territory with respect to the Product. All Information within the OptiNose Know-How has, to the OptiNose’s and its Affiliates’ knowledge, been generated in material compliance with applicable Laws, including, if applicable ICH guidelines;

(n)                                 Disclosure. As of the Effective Date, to the best of OptiNose’s and its Affiliates’ knowledge, no material data or other Information exists which has not been disclosed by OptiNose to Avanir that would demonstrate that any Product is reasonably likely not to be approvable or otherwise is material to the transactions contemplated hereby. OptiNose has not, up through and including the Effective Date, intentionally or negligently omitted to furnish Avanir with (i) any Information in its or its Affiliates’ Control or possession, or of which it or any of its Affiliates is aware, concerning any of the OptiNose IP or the activities contemplated by this Agreement, which OptiNose reasonably believes in good faith would be material to a decision by a pharmaceutical company similarly situated to Avanir to enter into this Agreement and to undertake the commitments and obligations set forth herein; and/or (ii) the identity of each product under development for the treatment of headaches, including migraine headaches, by or under the authority of OptiNose or any of its Affiliates and with respect to which an IND has been submitted anywhere in the world or being commercialized by or under the authority of OptiNose or any of its Affiliates; and

(o)                                 Corporate Structure. As of the Effective Date: (i) OptiNose, Inc., a Delaware corporation with its principal place of business at 1010 Stony Hill Road, Suite 375, Yardley, PA, 19067, U.S.A. is the sole shareholder of all of the issued and outstanding capital stock of OptiNose and OptiNose US, Inc., a Delaware corporation, with its principal place of business at 1010 Stony Hill Road, Suite 375, Yardley, PA, 19067, U.S.A. and (ii) OptiNose is the sole shareholder of all of the issued and outstanding capital stock of OptiNose UK Limited, a United Kingdom corporation with its principal place of business at Berkeley House, Hunts Rise, South Marston Park, Wiltshire SN3 4TG.

(p)                                 As of the Effective Date: (i) OptiNose, Inc. is the ultimate parent of OptiNose pursuant to Section 801.1(a)(3) of the HSR Rules; and (ii) OptiNose, Inc., including all entities which it controls directly or indirectly in accordance with Section 801.1(b) of the HSR Rules, has (A) annual net sales, as defined in Section 801.11 of the HSR Rules, less than US$141.8 million and (B) total assets, as defined in Section 801.11 of the HSR Rules, valued at less than US$141.8 million. For the purpose of this Section 10.2(p): “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and “HSR Rules” means the rules, regulations, statements, and interpretations under the HSR Act, including those promulgated under 16 C.F.R. Parts 801, 802, and 803.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.3                        Representations, Warranties and Covenants Regarding Third Party Agreements. OptiNose further represents, warrants and covenants to Avanir as follows:

(a)                                 As of the Effective Date, there are no agreements between OptiNose or its Affiliates and any Third Parties (i) pursuant to which OptiNose or its Affiliate has in-licensed any OptiNose IP in the Licensed Territory, (ii) pursuant to which OptiNose or its Affiliate obtains, or has the right to obtain, supplies of Product or otherwise related to the manufacture or supply of any Product to OptiNose or its Affiliate other than those agreements listed on Exhibit 10.3 or otherwise disclosed to Avanir prior to the Effective Date in the electronic data room, or (iii) that are otherwise necessary for Avanir to exercise its rights or perform its obligations hereunder, other than those agreements listed on Exhibit 10.3 (collectively, “Third Party Agreements”); and

(b)                                 (i) OptiNose has provided Avanir complete and correct copies of the Third Party Agreements as the same are in effect as of the Effective Date; (ii) to the best of OptiNose’s and its Affiliates’ knowledge, each Third Party Agreement is in full force and effect as of the Effective Date and, to the extent not transferred to Avanir under the Supply Transition Plan, OptiNose shall (or shall cause its applicable Affiliate to) use diligent efforts to maintain and enforce such Third Party Agreement in full force and effect, in each case in accordance with its terms and conditions during the Term; (iii) as of the Effective Date, no notice of default or termination has been received or given by OptiNose or its applicable Affiliate under any Third Party Agreement; (iv) as of the Effective Date, to the best of OptiNose’s and each Affiliate’s knowledge, there is no act or omission by OptiNose or its applicable Affiliate that would provide a right to terminate any Third Party Agreement; and (v) during the Term, neither OptiNose nor its applicable Affiliate shall terminate, amend, waive or otherwise modify (or provide consent with respect to any termination, amendment, waiver or modification of) the rights under any Third Party Agreement that OptiNose or its Affiliates continue to hold after the Supply Transition Date in any manner that diminishes the licenses or rights granted to Avanir hereunder, requires an increase in any obligation by OptiNose hereunder with respect to the OptiNose IP or the Product and/or Device, impairs Avanir’s ability to perform its obligations hereunder or otherwise adversely affects Avanir’s rights hereunder; in all cases, without the prior consent of Avanir (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)                                  Maintenance and Enforcement of Third Party Agreements. In the event of any notice of breach by OptiNose or its Affiliates, as applicable, of any Third Party Agreement, OptiNose shall immediately notify Avanir in writing. In the event of any notice of breach by the other party of the applicable Third Party Agreement in a manner that will or is likely to adversely affect Avanir’s rights or obligations under this Agreement, OptiNose shall immediately notify Avanir in writing.

10.4                        Additional Representations, Warranties and Covenants of Avanir: Avanir further represents, warrants and covenants to OptiNose as follows:

(a)                                 No Debarment. In the course of developing Product, neither Avanir, nor any of its Affiliates, nor their permitted contractors will knowingly use any Debarred Person. Avanir shall immediately notify OptiNose in writing if it or any of its Affiliates become aware that any person or entity who participated in the development or manufacture of the Product and/or Device is or becomes a Debarred Person; and

(b)                                 No Material Misrepresentation. Avanir and its Affiliates and its sublicensee will not knowingly make any untrue statement of a material fact to any Regulatory Authority in the Licensed Territory with respect to the Product and/or Device, nor intentionally fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to any Product and/or Device. Avanir and its Affiliates will comply in all material respects with all regulatory requirements in the Licensed Territory applicable to the Product and/or Device.

ARTICLE XI
INDEMNIFICATION

11.1                        Indemnification by OptiNose. OptiNose shall defend, indemnify, and hold Avanir and Avanir’s Affiliates and their respective sublicensees and distributors and in each case, their respective officers, directors, employees, and agents (the “Avanir Indemnitees”) harmless from and against any and all liabilities, damages,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

expenses, and recoveries (including court costs and reasonable attorneys’ fees and expenses) (collectively, “Liabilities”) resulting from Third Party claims, suits, proceedings, actions, and demands (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from: (a) the development, manufacture, storage, handling, use, promotion, sale, offer for sale, importation or other commercialization of the Product by or on behalf of OptiNose or its Affiliates or their respective licensees or distributors (other than Avanir, its Affiliates and sublicensees and their respective distributors), including injury or bodily or other product liability Claims in connection therewith; (b) a material breach of any of OptiNose’s representations, warranties, or obligations under the Agreement; or (c) the willful misconduct or grossly negligent acts of OptiNose, its Affiliates, or their respective licensees or distributors (other than Avanir, its Affiliates and sublicensees and their respective distributors), or in each case, their respective officers, directors, and employees. The foregoing indemnity obligation shall not apply to the extent that the Avanir Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and OptiNose’s defense of the relevant Claims is prejudiced by such failure, or to the extent that any Liability arises from, is based on, or results from (i) a material breach of any of Avanir’s representations, warranties, or obligations under the Agreement; or (ii) the willful misconduct or grossly negligent acts of Avanir, its Affiliates, or their respective sublicensees or distributors, or in each case, their respective officers, directors, and employees.

11.2                        Indemnification by Avanir. Avanir shall defend, indemnify, and hold OptiNose and OptiNose’s Affiliates and their officers, directors, employees, and agents (the “OptiNose Indemnitees”) harmless from and against any and all Liabilities resulting from Claims to the extent that such Claims arise out of, are based on, or result from: (a) the development, manufacture, storage, handling, use, promotion, sale, offer for sale, and importation of the Product by or on behalf of Avanir or its Affiliates or their respective sublicensees or distributors after the Effective Date, including injury or bodily or other product liability Claims in connection therewith (but excluding any activities conducted by or on behalf of OptiNose or any of its Affiliates prior to the Effective Date or in connection with the Development Plan or the manufacture of the Product and/or Device during the Supply Transition Period); (b) a material breach of any of Avanir’s representations, warranties, or obligations under the Agreement; or (c) the willful misconduct or grossly negligent acts of Avanir, its Affiliates, or their respective sublicensees or distributors, or in each case, their respective officers, directors, and employees. The foregoing indemnity obligation shall not apply to the extent that the OptiNose Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Avanir’s defense of the relevant Claims is prejudiced by such failure, or to the extent that any Liability arises from, is based on, or results from: (i) a material breach of any of OptiNose’s representations, warranties, or obligations under the Agreement; or (ii) the willful misconduct or grossly negligent acts of OptiNose, its Affiliates, or their respective licensees or distributors, or in each case, their respective officers, directors, and employees.

11.3                        Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim or engage in any actions or make any statements that would adversely affect the defense or settlement of such Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money for which the Indemnified Party will be held fully harmless against. Additionally, so long as the Indemnifying Party is defending the Claim in good faith, the Indemnified Party shall not settle any such Claim or engage in any actions or make any statements that would adversely affect the defense or settlement of such Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

11.4                        Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR SECTION 11.2, OR DAMAGES AVAILABLE FOR (I) A PARTY’S BREACH OF [***], (II) AVANIR’S BREACH OF ITS OBLIGATIONS UNDER [***] OR OPTINOSE’S BREACH OF ITS OBLIGATIONS UNDER [***] OR (III) EITHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER [***] OR OPTINOSE’S BREACH OF ITS OBLIGATIONS UNDER [***].

11.5                        Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which such Party has indemnification obligations under Section 11.1 or Section 11.2, and which insurance shall be primary in the event such Party is an Indemnifying Party with respect to a Claim. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11 or that the maintenance of such insurance shall not be construed to relieve either Party of its other obligations under this Agreement. Each Party shall provide the other with written evidence of such insurance, including any policy limits, upon request. Avanir shall provide OptiNose with written notice at least [***] prior to the cancellation, non-renewal or material change in any product liability insurance policy held by it, and OptiNose shall provide Avanir with written notice at least [***] prior to the cancellation, non-renewal or material change in any general commercial insurance policy held by it. Avanir shall require each sublicensee to maintain insurance consistent with the requirements of this Section 11.5.

ARTICLE XII
CONFIDENTIALITY

12.1                        Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for a period of [***] thereafter (but with respect to any trade secrets, for such period of time as long as such information remains a trade secret), each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement, any Confidential Information furnished to it by the other Party pursuant to this Agreement. The confidentiality and non-use obligations set forth above shall not apply with respect to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate with written evidence:

(a)                                 was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure by the disclosing Party;

(c)                                  becomes generally available to the public or otherwise part of the public domain after its disclosure by the disclosing Party, other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;

(d)                                 is disclosed to the receiving Party or its Affiliate on a non-confidential basis by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the disclosing Party; or

(e)                                  is independently discovered or developed by employees or contractors of the receiving Party or its Affiliate without access to and/or use of or reference to the other Party’s Confidential Information.

12.2                        Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following situations:

(a)                                 exercising its or its Affiliates’ rights under this Agreement, including in the case of Avanir, for the purpose of developing the Product, seeking, obtaining and maintaining Regulatory Approvals (including complying with the requirement of Governmental Authorities with respect to filing for, obtaining and maintaining Regulatory Approval of the Product) and manufacturing or commercializing the Product;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)                                 Prosecuting or Maintaining Patents in accordance with Section 9.2;

(c)                                  prosecuting or defending litigation or any arbitration proceedings as contemplated by this Agreement;

(d)                                 complying with applicable Laws, including regulations promulgated by security exchanges, court order or administrative subpoenas or orders or otherwise submitting information to tax or other Governmental Authorities;

(e)                                  disclosure to its or its Affiliates’ employees, agents, consultants, contractors, licensees, sublicensees or others on a need-to-know basis, provided that in each case the recipient of such Confidential Information are bound by written obligations of confidentiality and non-use at least as restrictive in scope as those set forth in this Article 12 prior to any such disclosure; and

(f)                                   in communication with existing and potential investors, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis in order to further the purposes of this Agreement; provided that in connection with such disclosure, the disclosing Party shall inform each disclosee of the confidential nature of such Confidential Information and use reasonable efforts to cause each disclosee to treat such Confidential Information as confidential.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to clause (d) of this Section 12.2, it shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order or confidential treatment limiting or preventing the required disclosure, and disclose only the minimum information necessary for such disclosure; provided that such Confidential Information disclosed accordingly shall only lose its confidentiality protection for purposes of such disclosure.

12.3                        Terms of Agreement. Each of the Parties agrees [***], except [***]. [***] the Parties shall agree upon a mutual press release to announce the execution of this Agreement, a draft of which is attached as Exhibit 12.3, together with a corresponding Question & Answer outline for use in responding to inquiries about the Agreement; [***].

12.4                        Publication of Product Information. Until [***], prior to its publishing, publicly presenting and/or submitting for written or oral publication a manuscript, abstract or the like that includes data generated by or under the authority of either Party in the performance of activities under the Development Plan that has not previously been published, such Party shall provide the other Party a copy thereof for its review and approval, such approval not to be unreasonably withheld, delayed, or conditioned.

12.5                        Equitable Relief. Each Party acknowledges that its breach of this Article 12 may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall have the right to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary or permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by such Party.

ARTICLE XIII
TERM AND TERMINATION

13.1                        Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall expire on a country by country basis upon the Lawful Entry of a Generic Product in a country in the Licensed Territory (the “Term”). Upon such expiration in a particular country of the Licensed Territory, the license granted to Avanir in such country of the Licensed Territory under Section 2.1 shall become a non-exclusive, fully paid-up, irrevocable and perpetual license.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.2                        Unilateral Termination.

(a)                                 By Avanir. Avanir shall have the right to terminate this Agreement in its entirety for any or no reason upon [***] prior written notice to OptiNose referencing this Section 13.2 at any time after [***] the Effective Date.

(b)                                 By OptiNose. OptiNose shall have the right to terminate this Agreement, in the event that (i) Avanir or its Affiliates commences any Patent Challenge against OptiNose or procures or assists a Third Party to commence a Patent Challenge; or (ii) any sublicensee or co-promotion partner of Avanir with respect to the Product commences any such Patent Challenge, and within [***] following the commencement thereof, such Patent Challenge is not withdrawn or Avanir does not terminate its sublicense or co-promotion agreement with such party who commenced such Patent Challenge. For purposes of this Section 13.2(b), a “Patent Challenge” means any legal or administrative proceeding to revoke or challenge the validity of any of the OptiNose Patents, other than (i) a counterclaim [***], or (ii) a declaratory action proceeding [***].

13.3                        Termination for Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice referencing this Section 13.3 and identifying such material breach in reasonable detail, fails to cure such breach within [***] from the date of such notice; provided that if the Party alleged to be in breach disputes such breach, in good faith, by written notice to the other Party within [***] following receipt of the notice of breach, then the non-breaching Party shall not have the right to terminate this Agreement pursuant to this Section 13.3 unless and until it has been determined in accordance with Article 14 below that this Agreement, was materially breached, and the breaching Party fails to comply with its obligations hereunder within [***] after such determination. [***].

13.4                        OptiNose Rights upon Early Termination of the Agreement. Upon the early termination of this Agreement in its entirety by either Party under Section 13.2 or Section 13.3 above, all licenses granted to Avanir under Section 2.1 shall terminate (it being understood that Avanir may continue to exercise such licenses on a non-exclusive basis after the effective date of any such termination to the extent necessary for Avanir to fulfill its obligations under this Section 13.4) and the following shall apply:

(a)                                 Regulatory Materials. To the extent not prohibited by applicable Laws, Avanir shall promptly transfer and assign to OptiNose, in all events during the Wind-Down Period, all Regulatory Materials and Regulatory Approvals for the Product in the Licensed Territory;

(b)                                 Avanir License. In the event this Agreement is terminated by Avanir pursuant to Section 13.2(a) or by OptiNose pursuant to Section 13.2(b) or Section 13.3 (but not if this Agreement is terminated by Avanir pursuant to Section 13.3), Avanir hereby grants to OptiNose, a [***] license (including the right to grant and authorize sublicenses) under any [***] Controlled by Avanir or its Affiliates (or its sublicensees) [***] for OptiNose to assume development and/or commercialization in the Licensed Territory of the Product then being marketed by Avanir, in each case solely (i) to develop, use, sell, offer for sale, have sold, import and otherwise commercialize such Product in the Licensed Territory or (ii) to make or have made such Product anywhere in the world; provided that OptiNose agrees not to exercise its rights under such license unless and until this Agreement is terminated by Avanir in accordance with [***] or by OptiNose in accordance with [***]. In the event of any such termination of this Agreement after [***], in consideration of the license granted under this Section 13.4(b), OptiNose shall pay to Avanir a royalty of [***] of the Net Sales of the Product by OptiNose, its Affiliates and (sub)licensees of the Product until such time as the aggregate royalties so paid by OptiNose to Avanir hereunder equal [***]. For such purposes, the provisions of Sections 1.21, 8.3(b), 8.3(c) and 8.3(d), 8.4, and 8.6(a), shall apply mutatis mutandis.

(c)                                  Transition Assistance. In the event this Agreement is terminated by Avanir pursuant to Section 13.2(a) or by OptiNose pursuant to Section 13.2(b) or Section 13.3 (but not if this Agreement is terminated by Avanir pursuant to Section 13.3), during the Wind-Down Period, Avanir shall [***] provide such assistance as may be [***] by OptiNose or its designee, to transfer and/or transition over to OptiNose all then-existing

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

commercial contractual arrangements that are necessary for OptiNose to commence or continue developing, manufacturing or commercializing the Product then being marketed by Avanir, its Affiliates or sublicensees, in the Licensed Territory, including transferring, upon request of OptiNose, any agreements or arrangements with Third Party suppliers or vendors to develop, manufacture, supply, distribute or sell or otherwise commercialize such Product in the Licensed Territory. To the extent that any contract between Avanir and a Third Party is not assignable to OptiNose, then Avanir shall reasonably cooperate with OptiNose to arrange to continue to provide such services for a reasonable time after termination, but in no event longer than the Wind-Down Period. In the event that the Agreement is terminated by OptiNose in accordance with Section 13.2(b) or Section 13.3, Avanir shall provide the assistance described in this Section 13.4(c) [***]; and

(d)                                 Remaining Inventories; Capital Equipment. OptiNose shall have the right to purchase from Avanir (i) any and all of the inventory of such Product held by Avanir as of the effective date of such termination at a price equal to the actual cost of Avanir to acquire or manufacture such inventory, plus reasonable and actual Third Party shipping and handling fees (or in the case of Avanir’s termination of this Agreement pursuant to Section 13.3, at a price equal to [***], and (ii) any capital equipment specific to the Product owned by Avanir at [***]. Promptly after the effective date of such termination, Avanir shall submit to OptiNose a detailed list of its remaining inventory of such Product and such Product-specific capital equipment. OptiNose shall notify Avanir whether OptiNose elects to exercise its rights under this Section 13.4(d) within [***] after receiving the notice from Avanir reporting such inventory and capital equipment as of the effective date of such termination. If OptiNose does not exercise such right, then subject to Article 8 hereof, Avanir shall have the right to sell or otherwise dispose of the Product-specific capital equipment at any time and to sell any such remaining inventory over a period of no greater than the Wind-Down Period, provided that Avanir shall continue to pay Royalties on such sales of inventory in accordance with Section 8.3.

(e)                                  Sublicenses. Any contracts with sublicensees of the Product in the Licensed Territory engaged by Avanir, other than Avanir’s Affiliates, shall [***]. In the event [***], then the rights of such sublicensees shall [***]. Avanir shall ensure that its Affiliates and such sublicensees (if not assigned to OptiNose pursuant to this Section 13.4(e)) shall [***].

13.5                        Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by OptiNose, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof (including Norwegian bankruptcy law, if and to the extent the same is applicable), licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Avanir, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any such non-U.S. equivalent thereof. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against OptiNose or OptiNose, Inc. under the U.S. Bankruptcy Code or any applicable non-U.S. equivalent thereof (including, under Norwegian bankruptcy law, if and to the extent the same is applicable), Avanir shall have the right to retain any and all rights licensed to it hereunder, to the maximum extent permitted by Law (such as under Sections 365(n)(1) and 365(n)(2) of the U.S. Bankruptcy Code or any such non-U.S. equivalent thereof), subject to any royalties due to OptiNose as specified hereunder, and be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Avanir’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by Avanir, unless OptiNose (or OptiNose, Inc.) elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by OptiNose (or OptiNose, Inc.) upon written request therefor by Avanir.

13.6                        Survival. Upon expiration or termination of this Agreement in its entirety for any reason, this Agreement shall, except as otherwise provided herein, be of no further force and effect and neither Party shall have any further liability hereunder. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration; provided that [***]. Notwithstanding anything to the contrary, the following provisions shall survive any termination or expiration of this Agreement in its entirety for the period of time specified: Articles [***] and Sections [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.7                        Nonexclusive Remedy. Exercise of any right of termination afforded to either Party under this Agreement: (a) shall not prejudice any other legal rights or remedies either Party have against the other in respect of any breach of the terms and conditions of this Agreement; and (b) shall be without any obligation or liability arising from such termination other than such obligations expressly arising from such termination.

ARTICLE XIV
DISPUTE RESOLUTION

14.1                        Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, and except for any Committee disputes which shall be resolved in accordance with the procedures set forth in Section 3.6 above, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof (and including the applicability of this Section 14.1 to any such controversy or claim), if and when a dispute arises under this Agreement.

14.2                        Initial Escalation. Except for any Committee disputes which shall be resolved in accordance with the procedures set forth in Section 3.6 above and except as permitted under Section 14.4 and Section 14.5, with respect to all other disputes arising between the Parties under this Agreement, including with respect to the interpretation, performance under, enforcement, termination or invalidity of this Agreement, if the Parties are unable to resolve such dispute within fifteen (15) days after such dispute is first identified by either Avanir or OptiNose in writing to the other, either Party shall have the right to refer such dispute to the [***] of Avanir and OptiNose for attempted resolution by written notice to the other Party referencing the particular dispute and this Section 14.2. In such case, the [***] (or an authorized representative designated by a Party’s [***]) shall have good faith negotiations within [***] after such notice is received, including, if requested by either Avanir or OptiNose, at least one (1) in person meeting of the [***] (or their respective authorized representatives) within [***] after such notice is received. If the [***] (or their respective authorized representatives) should resolve such dispute, a memorandum setting forth their agreement will be prepared and signed by both Avanir and OptiNose if requested by either Party. In all events, the Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute.

14.3                        Binding Arbitration. If the [***] (or their respective authorized representatives) are not able to resolve such dispute referred to them under Section 14.2 pertaining to the interpretation, performance under, enforcement, termination or invalidity of this Agreement, within such [***] period, such dispute shall be resolved through final, binding and non-appealable arbitration, which arbitration may be initiated by either Avanir or OptiNose by written notice to the other Party referencing the particular dispute and this Section 14.3 at any time after the conclusion of such [***] period, on the following basis:

(a)                                 The place of arbitration shall be Orange County, CA, U.S.A., if such arbitration is initiated by OptiNose and Philadelphia, PA, U.S.A., if such arbitration is initiated by Avanir. All arbitration proceedings and communications shall be in English.

(b)                                 The arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (or any successor entity thereto) (“JAMS”) under its rules of arbitration then in effect (“Rules”) and, to the extent not inconsistent with the Rules, the Federal Arbitration Act, in each case, except as modified in this Agreement.

(c)                                  The arbitration shall be conducted by a single arbitrator who is mutually agreed to by the Parties and is (i) significantly experienced with Delaware law; and (ii) has senior management and or legal/judicial experience. If the Parties are unable to agree upon the selection of an arbitrator within [***], then the arbitrator shall be selected in accordance with the Rules; provided however, that no potential arbitrator shall be appointed unless he or she has agreed in writing to abide and be bound by the provisions in this Article 14. The arbitrator shall engage

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any independent experts with experience in the subject matter of the dispute as reasonably necessary to advise the arbitrator.

(d)                                 Time is of the essence in the initiation and completion of the arbitration, and the Parties and the arbitrator shall use all reasonable efforts to complete any such arbitration (including receiving the final award from such arbitrator) within [***] from the issuance of notice of a referral of any such dispute to arbitration. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the dispute.

(e)                                  Unless clearly erroneous or arbitrary and capricious, the Parties agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding the dispute presented to the arbitrator. Notwithstanding Section 15.13 below, any decision of the arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement, including, for the avoidance of doubt, a court of competent jurisdiction located outside the United States.

(f)                                   Disputes or claims subject to arbitration pursuant to this Section 14.3 include disputes or claims regarding the applicability of this Section 14.3 or the validity of this Agreement (but excluding disputes or claims under Section 14.3(h) or Section 14.4).

(g)                                  The arbitrator’s decision shall include the Parties’ relative responsibilities with respect to the expenses of the arbitration, including each Party’s responsibility regarding the cost of the arbitration filing and hearing fees, the cost of any independent expert retained by the arbitrator, and the cost of the arbitrator and administrative fees of JAMS. Except as specifically provided in the foregoing sentence, each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses.

(h)                                 Pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any dispute, either Party may seek appropriate interim or provisional relief from any court of competent jurisdiction, as provided in Section 15.13 below, as necessary to protect the rights or property of that Party.

(i)                                     The arbitration proceedings and the decision of the arbitrator shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless the Parties otherwise agrees in writing; provided that either Party may make such disclosures as are permitted for Confidential Information of the other Party under Article 12 above.

(j)                                    In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations; provided that such limitation shall be tolled as of the date a Party notifies the other Party of such dispute, controversy or claim pursuant to this Article 14.

14.4                        Patent and Trademark Dispute Resolution. Any dispute, controversy or claim relating to the scope, validity, enforceability or Infringement of any Patent covering the manufacture, use, sale, import or other exploitation of the Product, or any trademark rights relating to the Product, shall be submitted to a court of competent jurisdiction as provided in Section 15.13.

ARTICLE XV
MISCELLANEOUS

15.1                        Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, which are incorporated by reference herein, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach,

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prior to the Effective Date, by the other Party of its obligations pursuant to the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2                        Force Majeure. A Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party referencing this Section 15.2. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the affected Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).

15.3                        Notices. Any notice required or permitted to be given under this Agreement shall be in English in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes: (a) when received, if hand-delivered or sent by a reputable international courier service; or (b) upon receipt as evidenced by the date on the return receipt, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested; or (c) when transmitted by facsimile (complete transmission confirmed) or as a PDF attachment to an email (with response email confirming receipt) and followed with a copy by first class certified or registered airmail, postage prepaid, return receipt requested.

If to OptiNose or OptiNose, Inc.:	OptiNose AS
Pb 288 Roa, 0702
Oslo
NORWAY
Attn: Chief Executive Office
Email: [***]

With a copy to:	OptiNose, Inc.
1010 Stony Hill Road, Suite 375
Yardley, Pennsylvania 19067
U.S.A.
Attn: Chief Executive Officer
Email: [***]

With a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, Maryland 21202
U.S.A.
Attn: Asher M. Rubin
Email: [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If to Avanir:	Avanir Pharmaceuticals, Inc.
20 Enterprise, Suite 200
Aliso Viejo, CA 92656
U.S.A.
Attn: Vice President Legal Affairs
Phone: +1 (949) 389-6700
Fax: +1 (949) 389-6701
Email: [***]

and

Avanir Pharmaceuticals, Inc.
20 Enterprise, Suite 200
Aliso Viejo, CA 92656
U.S.A.
Attn: Senior Vice President and Chief Business Officer
Phone: +1 (949) 389-6700
Fax: +1 (949) 389-6701
Email: [***]

With a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati PC
650 Page Mill Road
Palo Alto, California 94304-1050
U.S.A.
Attn: Kenneth A. Clark, Esq.
Miranda Biven, Esq.
Email: [***]

15.4                        No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.5                        Assignment. Except as permitted under Section 15.6, neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that (a) a Party may make such an assignment or transfer of this Agreement in its entirety, without the other Party’s consent, to any Affiliate; (b) Avanir may make such assignment or transfer of this Agreement in its entirety, without OptiNose’s consent, to a successor to substantially all of the assets or business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or any other transaction; and (c) OptiNose may make such assignment or transfer of this Agreement in its entirety, without Avanir’s consent, to a successor to substantially all of the assets or business of OptiNose AS and OptiNose, Inc., whether in a merger, sale of stock, sale of assets or any other transaction . Any such assignment or transfer to an Affiliate or a permitted successor or assignee of rights and/or obligations hereunder shall be subject to such Affiliate or permitted successor or assignee and the assigning Party(ies) providing written notice to the other Party, and the expressly assuming performance by the permitted successor or assignee of such rights and/or obligations. Any permitted assignment or transfer shall be binding on the permitted successors of the assigning Party. OptiNose shall not assign any OptiNose IP to any entity other than an entity to whom OptiNose also assigns this Agreement in its entirety in accordance with the terms of

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this Section 15.5. Any assignment, transfer or attempted assignment or transfer by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.

15.6                        Performance by Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through any of its Affiliates without the other’s consent, provided that each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance, and in the case of OptiNose, upon Avanir’s reasonable request, OptiNose shall notify Avanir of the identity of the Affiliate and the activities or obligations hereunder that will be, or are being, performed by such Affiliate. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7                        Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary in order to carry out the express purposes and intent of this Agreement.

15.8                        Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provisions shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid, illegal, or unenforceable provision with a valid, legal, and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.9                        No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver referencing this Agreement and the particular matter and particular period of time for which the waiver is given.

15.10                 Independent Contractors. Avanir (on the one hand) and OptiNose (on the other hand) shall act solely as independent contractors, and nothing in this Agreement shall be construed to give Avanir (on the one hand) or OptiNose (on the other hand)the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.11                 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any Third Party, including any creditor of either Party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

15.12                 English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the Laws of the State of Delaware, U.S.A., without giving effect to any choice of law principles that would require the application of the Laws of a different jurisdiction, except for disputes governed by Section 14.4 where federal law governing intellectual property rights controls. The U.N. Convention on the Sale of Goods shall not apply to this Agreement.

15.13                 Exclusive Jurisdiction. Subject to Article 14 above, each of the Parties (i) irrevocably consents to the exclusive jurisdiction and venue in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware, or, if any such court of the United States located in the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in the State of Delaware) and (ii) agrees that process shall be served upon such Party in the manner set forth in Section 15.3 above, and that service in such manner shall constitute valid and sufficient service of process. Each Party waives and covenants not to assert or

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plead any objection that such Party might otherwise have to such jurisdiction, venue, and process. Subject to Article 14 above, each Party hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

15.14                 Counterparts; PDF or Facsimile Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed through electronic (including .pdf) or facsimile transmitted counterparts.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

AVANIR PHARMACEUTICALS, INC.		OPTINOSE AS

By:	/s/ Keith A. Katkin	By:	/s/ Peter K. Miller
Name:	Keith A. Katkin	Name:	Peter K. Miller
Title:	President and Chief Executive Officer	Title:	CEO

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EXHIBIT 1.28

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EXHIBIT 1.29

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Exhibit 4.1

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Exhibit 4.3

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 4.5(a)

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Exhibit 4.5(b)

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 7.3(c)

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EXHIBIT 9.2

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Exhibit 10.2(k)

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.3

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 12.3

Avanir Pharmaceuticals and OptiNose Announce Development and
Commercialization Agreement for Breath Powered Nasal Sumatriptan Product
for the Treatment of Migraine

New Drug Application (NDA) Filing Expected by End of 2013

ALISO VIEJO, Calif. and YARDLEY, Pa.—June XX, 2013—Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) and OptiNose AS today announced that the companies have entered into an exclusive North American license agreement for the development and commercialization of OptiNose’s novel, Breath Powered™ nasal delivery device containing sumatriptan powder (Avanir “AVP-XXX”) to treat acute migraine headache.

Under the terms of the agreement, OptiNose received an upfront cash payment of $20 million and is eligible to receive certain shared development costs and up to an additional $90 million linked to the achievement of future clinical, regulatory and commercial milestones. In addition, Avanir will make tiered royalty payments based on net sales in North America.

“OptiNose has developed a unique device that we believe can significantly improve upon the current treatment options for migraine,” said Greg Flesher, senior vice president of corporate development and chief business officer of Avanir Pharmaceuticals. “This easy to use device provides a rapid onset of action using 85% less drug than the standard of care to relieve headache pain associated with moderate to severe migraines.”

“Avanir has a proven track record of successfully developing and commercializing neuroscience products,” said Peter Miller, chief executive officer of OptiNose. “Our research has proven that OptiNose’s novel Breath Powered device delivers medicine into the targeted, deep nasal regions better than traditional nasal sprays. So we believe this new delivery method offers significant benefits in many medical conditions with high unmet clinical needs, including migraine headache. We look forward to working with the Avanir team to bring an important new treatment to people who continue to suffer with migraines.”

Under the terms of the agreement, Avanir will assume responsibility for commercialization, manufacturing and supply chain activities for AVP-XXX for migraine treatment. OptiNose will retain responsibility for the completion of ongoing clinical trials and additional research and development to support a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA).

In the United States, approximately 13 million prescriptions are written annually for triptans. Sumatriptan has a market share of nearly 50% of this class of medications, making it one of the most commonly prescribed migraine drugs.* If approved, the OptiNose Breath

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Powered sumatriptan product would be the first and only fast-acting, dry-powder nasal delivery form of sumatriptan.

About OptiNose Breath Powered Delivery Technology

OptiNose’s Breath Powered delivery (BPD) technology is unique in that it uses the natural function of a user’s breath to propel medications beyond the nasal valve into the deep, targeted areas of the nasal cavity more effectively, efficiently and consistently than current treatment approaches. A user exhales into the device, creating a naturally balanced closure of the soft palate and sealing off the nasal cavity completely. The exhaled breath carries medication from the device into one side of the nose through a sealing nosepiece. Narrow nasal passages are gently expanded and medication is transported well beyond the nasal valve to targeted sites. After delivering medication to the targeted sites, air painlessly flows around to the opposite side of the nasal cavity and exits through the other side of the nose rather than into the throat or lungs. For more information about Breath Powered delivery technology and its capabilities, please click on the link below.

To view the multimedia content associated with this release, please click: http://www.multivu.com/players/English/57713-optinose-innovative-breath-powered-nasal-delivery-technology-delivers-drugs-to-treat-variety-of-medical-conditions/

About AVP-XXX

AVP-XXX is an investigational drug-device combination product consisting of low-dose sumatriptan powder delivered intranasally utilizing OptiNose’s novel breath powered nasal delivery technology.

About Avanir Pharmaceuticals, Inc.

Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about Avanir, please visit www.avanir.com.

About OptiNose

OptiNose is a drug delivery company developing a breakthrough Breath Powered nasal technology set to transform the static nasal drug delivery market. OptiNose devices are designed to reliably deliver nasal medication to target regions of the nasal cavity, including the sinus and olfactory regions, while preventing lung deposition. The simple devices are intended to unlock the potential for significant new benefits, including better local activity, better systemic bioavailability and pharmacodynamics and for “nose-to-brain” delivery for treating neurologic and psychiatric disorders.

OptiNose has created single and multi-use nasal devices for delivering both liquid and powder formulations. The strongly patent-protected technology has been successfully tested in a

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number of clinical trials evaluating the advantages of the technology compared to traditional nasal sprays. OptiNose is actively developing internal products using the new technology, which is also available to license for delivery of proprietary medicines. Investors in OptiNose include Avista Capital Partners in New York, WFD Ventures LLC located in New York and Entrepreneurs Fund LP based in Jersey, Channel Islands. For more information please visit www.optinose.com.

AVANIR® is a trademark or registered trademark of Avanir Pharmaceuticals, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

©2013 Avanir Pharmaceuticals, Inc. All Rights Reserved.

*IMS NPA Month/Year

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avanir’s plans, potential opportunities, financial or other expectations, projections, goals objectives, milestones, strategies, market growth, timelines, legal matters, product pipeline, clinical studies, product development and the potential benefits of its commercialized products and products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with Avanir’s operating performance and financial position, the market demand for and acceptance of Avanir’s products domestically and internationally, research, development and commercialization of new products domestically and internationally, obtaining additional indications, obtaining and maintaining regulatory approvals domestically and internationally, and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Avanir Investor & Media Contact
Ian Clements, PhD
ir@avanir.com
+1 (949) 389-6700

OptiNose Media Contact
David Barton

david.barton@hkstrategies.com
+1 (212) 885-0432

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